SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.




                                    FORM U5S/A

                                  AMENDMENT NO. 1

                                       TO

                                  ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1998




                              Filed pursuant to the
                  Public Utility Holding Company Act of 1935 by


                          INTERSTATE ENERGY CORPORATION
                 (DOING BUSINESS AS ALLIANT ENERGY CORPORATION)

                           222 West Washington Avenue
                            Madison, Wisconsin 53703

       (Name and address of each registered holding company in the system)

                                   CONTENTS


 Item                                                                       Page
 ----                                                                       ----

  1.     System Companies and Investments Therein as of December 31, 1998     3

  2.     Acquisitions or Sales of Utility Assets                              6

  3.     Issue, Sale, Pledge, Guarantee or Assumption of System Securities    7

  4.     Acquisition, Redemption or Retirement of System Securities           9

  5.     Investments in Securities of Nonsystem Companies                    18

  6.     Officers and Directors

         Part I.  Name, Principal Business Address and Positions Held
                  as of December 31, 1998                                    19

         Part II.  Financial Connections as of December 31, 1998             35

         Part III.  Compensation and Other Related Information               35

  7.     Contributions and Public Relations                                  37

  8.     Service, Sales and Construction Contracts

         Part I.  Intercompany Sales and Service                             38

         Part II.  Contracts to Purchase Services or Goods Between
                   any System Company and any Affiliate                      38

         Part III. Employment of any Person by any System Company
                   for the Performance on a Continuing Basis of
                   Management Services                                       38

  9.     Wholesale Generators and Foreign Utility Companies                  39

  10.    Financial Statements and Exhibits                                   44

         Consolidating Financial Statements and Notes                        44

         Exhibits                                                            44

         Signature                                                           52

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998

                                                                                       NUMBER OF
                                                                                       COMMON        % OF     ISSUER/OWNER
                                                                                       SHARES       VOTING     BOOK VALUE


                                 NAME OF COMPANY                                       OWNED         POWER         (in
                                                                                                               thousands)
----------------------------------------------------------------------------------  -------------  ---------- --------------
INTERSTATE ENERGY CORPORATION (d/b/a Alliant Energy Corporation)
      IES UTILITIES INC. (IESU)                                                       13,370,788        100%       $587,841
            IES Ventures Inc.                                                              1,000        100%            315
                  IES Midland Development Inc.                                             1,000        100%          4,857
          M&I Services Partnership                                                           (*)         33%             44
          EnviroGas L.P.                                                                     (*)         50%     Nominal

      WISCONSIN POWER & LIGHT COMPANY (WP&L)                                          13,236,601        100%        559,930
            South Beloit Water, Gas & Electric Company                                    24,400        100%          4,500
            Wisconsin River Power Company                                                 93,000         33%         14,683
            Wisconsin Valley Improvement Company                                         155,100         12%          1,793

      INTERSTATE POWER COMPANY (IPC)                                                   9,777,432        100%        229,533
            IPC Development Company                                                        7,550        100%          1,894
                McLeodUSA Inc. (14% owned by Alliant Energy Investments, Inc.)            45,000       -            462,806

      ALLIANT ENERGY CORPORATE SERVICES, INC. (f/k/a Alliant Services Company)               100        100%              -

      ALLIANT ENERGY RESOURCES, INC. (f/k/a Alliant Industries, Inc.)                        100        100%        306,388

            Capital Square Financial Corporation (Cap. Square)                               200        100%          8,349

            Henwood Energy Services, Inc.                                                  2,977         17%          3,873

            Heartland Environmental Holding Company                                    1,985,746        100%         16,177
                RMT, Inc.                                                                    100        100%         18,921
                       Residual Management Technology, Inc., Ohio                             48         48%              -
                       RMT, Inc., North Carolina                                           1,000        100%              -
                       Marshfield Tower Hall Apartments, L.P. (Other 1% owned by
                          Heartland Properties, Inc.)                                        (*)         99%          1,037
                       RMT, Inc., Michigan                                                   100        100%              -
                       Jones & Neuse, Inc. (**)                                            1,000        100%              -
                       Quality Environmental Systems, Inc. (**)                              100        100%          (305)
                       RMT International, Inc.                                             1,000        100%              -
                Entra Technologies Company (**)                                            1,000        100%          (174)

            Heartland Energy Group, Inc.                                                   1,000        100%          2,176
                IEA-HES L.L.C.(Other 50% owned by Industrial Energy                          (*)         50%          3,655
                Applications, Inc.)

            Heartland Energy Services, Inc.                                                  700        100%              3
                  WPLH Commodities Trading L.L.C. (Other 83% owned by Heartland
                   Properties, Inc.)                                                         (*)         17%          2,236
                       Cargill-Alliant L.L.C.                                                (*)         50%          4,553

          Heartland Properties, Inc. (HPI)                                                   100        100%         36,887
                  WPLH Commodities Trading L.L.C. (Other 17% owned by Heartland
                    Energy Services, Inc.)                                                   (*)         83%          2,236
                  Marshfield Tower Hall Apartments, L.P. (Other 99% owned by
                          RMT, Inc.)                                                         (*)          1%          1,037

            Alliant Energy Industrial Services, Inc. (f/k/a IES Energy Inc.)               1,000        100%         40,228
                Whiting Petroleum Corporation (Whiting)                                    1,000        100%         27,974

                                        3


                       Whiting Programs                                                      100        100%         25,253
                       WOK Acquisition Company                                             1,000        100%          3,845
                       WAH Royalty Company                                                   100        100%          2,570
                       Whiting - Golden Gas Production Company (***) (f/k/a
                         Golden Gas Production Company                                     4,900        100%          8,094
                Ely, Inc. (**)                                                               500         69%              -
                Industrial Energy Applications, Inc. (IEA)                               100,000        100%         11,718
                       IEA-HES L.L.C. (Other 50% owned by Heartland Energy                   (*)         50%          3,655
                         Group, Inc.)
                       BFC Gas Company L.L.C.                                                (*)         60%          3,351
                       Industrial Energy Applications Delaware Inc.                            1        100%          9,214
                             Oakhill Pipeline L.P.                                           (*)         99%          9,307
                        Energys, Inc. (f/k/a Enserv)                                          10        100%          2,187
                        Schedin & Associates, Inc. (***)                                     100        100%           (27)

            Alliant Energy Transportation, Inc. (f/k/a IES Transportation Inc.)            1,000        100%         16,711
                IEI Barge Services Inc. (Barge)                                              314         75%          2,937
                Transfer Services, Inc. (Transfer)(f/k/a IES Transfer Services Inc.)       1,000        100%          1,044
                Cedar Rapids & Iowa City Railway Company (CRANDIC)                         1,000        100%         13,173
                       Heartland Rail Corporation                                         11,409         18%         18,190

            Alliant Energy Investments, Inc. (Investments) (f/k/a IES                      1,000        100%        198,505
                Investments, Inc.)
                Village Lakeshares Inc.                                                       10        100%          2,134
                        Village Lakeshares, L.P. (Other 33% owned by Alliant
                          Energy Investments, Inc.)                                          (*)         67%          3,180
                Iowa Land and Building Company                                             2,000        100%          3,128
                         Prairie Ridge Business Park, L.P.                                   (*)         70%          1,057
                McLeodUSA Inc. (Alliant Energy Investments Inc. also owns               8,977,600         14%        462,806
                    1,300,688 Options in McLeodUSA Inc.)
                  Blairs Ferry Limited Partnership                                           (*)         85%            497
                  Alliant Energy Investco, Inc. (Investco) (f/k/a IES Investco             1,000        100%            695
                   Inc.)
                2001 Development Corporation                                             825,000         55%          7,613
                       2002 Development Corporation                                            1         55%            120
                       Center Place Limited Partnership (29% owned by Alliant
                         Energy Investments, Inc.)                                           (*)         19%             84
                       2060 Partnership, L.P.                                                (*)         44%          1,858
                       3001 L.L.C.                                                           (*)         27%          2,903
                Center Place Limited Partnership (19% owned by 2001 Development
                   Corporation)                                                              (*)         29%             84
                  Sawyer Finance Limited                                                       2        100%          9,321
                      Powerco Limited (10% owned by Alliant International New
                        Zealand Limited)                                               3,487,920          7%        120,600
                OSADA I Limited Partnership                                                  (*)         58%          4,139
                Atlantic-Sundance Apartments, Limited Partnership (***)                      (*)        100%          1,065
                  Village Lakeshares, L.P. (Other 67% owned by Village                       (*)         33%          3,180
                    Lakeshares, Inc.)
            Alliant Energy International, Inc. (f/k/a IES International, Inc.)             1,000        100%          5,021
                IES Brazil Limitada (**)                                            49,998              100%             42
                                                                                    Quotas
                Interstate Energy Corporation PTE Limited                                               100%         27,440
                                                                                               2
                       Jiaxing JIES Power & Heat Company, Limited                   Registered           50%         27,919
                                                                                    Capital
                       Tongxiang TIES Power & Heat Company, Limited                 Registered           50%         24,196
                                                                                    Capital
                Alliant Energy Brazil, Inc. (f/k/a IES Brazil Inc.)                        1,000        100%              1
                        Centelha do Oeste Empreendimentos E Participacoes S/C       100 A Quotas
                          Limitada                                                  100 B Quotas         20%              1

                                        4


                          (Other 80% owned by Alliant Energy International, Inc.)
                       Alliant Do Brasil Limitada (Other 100% owned by Centelha
                           do Oeste                                                 1 Quota            -                  1
                         Empreendimentos E Participacoes S/C Limitada)
                Alliant International New Zealand Limited (New Zealand)               24,858,503        100%         22,931
                      Central Power Limited                                            4,525,426         10%         60,347
                      Powerco Limited (7% owned by Sawyer Finance Limited)             5,120,154         10%        120,600
                  Grandelight Holding Limited                                            100,000        100%          3,595
                      Peak Pacific Investment Co.  PTE Limited (***)                495 Voting
                                                                                    Preference
                                                                                    "A"
                                                                                    7,640,063            65%          8,819
                                                                                    Non- Voting
                                                                                    Pref. "A"
                              Shijiazhuang Chengfeng Cogen Co. Limited (***)        Registered           46%          6,291
                                                                                    Capital
                              Handan Chengfeng Heat and Power Co. Limited (***)     Registered           49%          1,233
                                                                                    Capital
                              Jinan Yaqing Heat and Power Co. Limited (***)         Registered           43%            170
                                                                                    Capital
                              Peak Pacific Investment Co. (Labuan) BHD (***)                   2         65%           (54)
                  Centelha do Oeste Empreendimentos E Participacoes S/C Limitada    800 "A"
                    (Other 20% owned by Alliant Energy Brazil, Inc.)                Quotas               80%              1
                       Alliant Do Brasil Limitada (Also owned by Alliant Energy     999 Quotas          100%              1
                         Brazil, Inc.)
                  Alliant Energy de Mexico, S. de R.L. de C.V. (Also owned by       2,999
                         Alliant                                                    Participation       100%              -
                   Energy de Mexico, L.L.C.) (***)                                  Units
                       Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.     2,999
                         (Also owned by Alliant Energy de Mexico, L.L.C.) (***)     Participation       100%              -
                                                                                    Units
                       Alliant Energy Servicios de Mexico, S. de R.L. de C.V.       2,999
                         (Also owned by Alliant Energy de Mexico, L.L.C.) (***)     Participation       100%              -
                                                                                    Units
                  Alliant Energy de Mexico, L.L.C. (***)                                     (*)        100%              -
                       Alliant Energy de Mexico, S. de R.L. de C.V.                 1
                        (Other 100% owned by Alliant Energy International, Inc.)    Participation      -                  -
                          (***)                                                     Unit
                       Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.     1
                         (Other 100% owned by Alliant Energy de Mexico, S. de       Participation
                          R.L.                                                      Unit               -                  -
                          de C.V. (***)
                       Alliant Energy Servicios de Mexico, S. de R.L. de C.V.       1
                         (Other 100% owned by Alliant Energy de Mexico, S. de       Participation
                          R.L.                                                      Unit               -                  -
                          de C.V. (***)

* Noncorporate subsidiaries (Partnerships, limited partnerships, limited liability companies, etc.)
**  Inactive
*** Subsidiaries added during the year ended December 31, 1998 (described below):



                                      JURISDICTION        DATE           DATE
                                           OF              OF             OF
          NAME OF COMPANY             ORGANIZATION    ORGANIZATION    ACQUISITION              DESCRIPTION OF BUSINESS
------------------------------------  --------------  -------------- --------------   ------------------------------------------
Whiting - Golden Gas Production         State of        11/20/89       12/29/98       Purpose of the company is to operate
   Company                              Oklahoma                                      various gas and oil wells primarily
                                                                                      located in Oklahoma.

Schedin & Associates, Inc.              State of         6/22/82       11/24/98       Purpose of the company is to provide
                                        Minnesota                                     consulting services aimed at reducing
                                                                                      energy costs to large industrial,
                                                                                      institutional and commercial firms.


Atlantic-Sundance Apartments,           State of         3/1/98         3/1/98        Purpose of the company is to invest in
Limited                                 Missouri                                      an affordable housing project.
   Partnership

Peak Pacific Investment Co.  PTE       Republic of      12/14/96        3/13/98       Purpose of the company is to invest in
Limited                                 Singapore                                     the power generation industry in Asia
                                                                                      with a primary focus on the People's
                                                                                      Republic of China

Shijiazhuang Chengfeng Cogen Co.        People's         9/13/97        3/13/98       Purpose of the company is to construct
  Limited                              Republic of                                    and operate a heat and power plant.
                                          China

Handan Chengfeng Heat and Power Co.     People's         3/31/98        3/31/98       Purpose of the company is to construct
  Limited                              Republic of                                    and operate a heat and power plant.
                                          China
Jinan Yaqing Heat and Power Co.         People's         3/23/98        3/23/98       Purpose of the company is to construct
Limited                                Republic of                                    and operate a heat and power plant.
                                          China
Peak Pacific Investment Co.             Malaysia       Not readily      3/13/98       Purpose of the company is to develop
(Labuan)                                                available                     power generation assets in Asia; borrow
   BHD

Alliant Energy de Mexico, S. de          Mexico         12/31/98       12/31/98       Purpose of the company is to invest in
R.L. de                                                                               businesses primarily located in Mexico.
   C.V.
Alliant Energy Operaciones de            Mexico         12/31/98       12/31/98       Purpose of the company is to provide
Mexico,                                                                               infrastructure and environmental
   S. de R.L. de C.V.                                                                 services.
Alliant Energy Servicios de              Mexico         12/31/98       12/31/98       Purpose of the company is to provide
Mexico,                                                                               infrastructure and environmental
   S. de R.L. de C.V.                                                                 services.
Alliant Energy de Mexico, L.L.C.        State of        11/20/98       11/20/98       Purpose of the company is to invest in
                                        Delaware                                      businesses primarily located in Mexico.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 are as follows:

None

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES


                                                                           PRINCIPAL AMOUNT
     NAME OF ISSUER                                                        OR STATED VALUE
                                                                           ----------------
          AND                                      NAME OF COMPANY               ISSUED
     TITLE OF ISSUE                         ISSUING OR SELLING SECURITIES       AND SOLD
-----------------------------------------   ------------------------------ ----------------


Wisconsin Power & Light Company             Wisconsin Power & Light Co.     $60,000,000

5.70% Debentures, Series 1998, Due
October 15, 2008




City of Chillicothe, Iowa                   IES Utilities Inc.               10,000,000

4.25% Variable/Fixed Rate Demand Pollution
Control Refunding Revenue Bonds
(IES Utilities Inc. Project)
Series 1998, Due November 1, 2023

City of Lansing, Iowa                       Interstate Power Company         2,300,000

4.30% Variable/Fixed Rate Demand Pollution
Control Refunding Revenue Bonds
(Interstate Power Company Project)
Series 1998, Due November 1, 2008

City of Dubuque, Iowa                       Interstate Power Company         2,650,000

4.30% Variable/Fixed Rate Demand Pollution
Control Refunding Revenue Bonds
(Interstate Power Company Project)
Series 1998, Due November 1, 2005




                                                            PROCEEDS
     NAME OF ISSUER                                          BEFORE
          AND                              DATE OF          ISSUANCE               COMMISSION
     TITLE OF ISSUE                        TRANSACTION      EXPENSES             AUTHORIZATION
-----------------------------------------  ----------      --------------   ---------------------------


Wisconsin Power & Light Company             10/30/98        $59,947,800     Rule 52 (See certificate of
5.70% Debentures, Series 1998, Due                                          notification on Form
October 15, 2008                                                            U-6B-2 filed on
                                                                            November 10, 1998)

City of Chillicothe, Iowa                   11/30/98        10,000,000      Rule 52 (See certificate of
4.25% Variable/Fixed Rate Demand Pollution                                  notification on Form U-1
Control Refunding Revenue Bonds                                             filed on October 9, 1998)
(IES Utilities Inc. Project)
Series 1998, Due November 1, 2023

City of Lansing, Iowa                       11/30/98         2,300,000      Rule 52 (See certificate of
4.30% Variable/Fixed Rate Demand Pollution                                  notification on Form U-1
Control Refunding Revenue Bonds                                             filed on October 13, 1998)
(Interstate Power Company Project)
Series 1998, Due November 1, 2008

City of Dubuque, Iowa                       11/30/98         2,650,000      Rule 52 (See certificate of
4.30% Variable/Fixed Rate Demand Pollution                                  notification on Form U-1
Control Refunding Revenue Bonds                                             filed on October 13, 1998)
(Interstate Power Company Project)
Series 1998, Due November 1, 2005


ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (CONTINUED)

The following items are recurring transactions of system companies:

                                                                                                          EFFECTIVE
      NAME OF ISSUER                NAME OF COMPANY             TOTAL                         DATE OF      AVERAGE
            AND                    ISSUING OR SELLING        BALANCE AT         HIGHEST       HIGHEST      INTEREST
      TITLE OF ISSUE                    SECURITIES            YEAR END          BALANCE       BALANCE        RATE
----------------------------   -------------------------------------------   --------------  -----------  -----------

Interstate Energy Corporation  Interstate Energy             $64,500,000      $77,500,000     10/31/98      5.55%
Commercial Paper               Corporation


Alliant Energy Resources,      Alliant Energy Resources,     252,505,000      264,450,000     11/30/98      5.70%
Inc. Commercial Paper          Inc.


                                  8



ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


        			                  Principal                   Extinguished (E)
                                                   Amount                         or Held         Commission
	                     Name of Company	  Redeemed                         for          Authorization
Name of Issuer                 Redeeming or          or                          Further             or
and Title of Issue          Retiring Securities    Retired     Consideration   Disposition (D)    Exemption
------------------          -------------------   --------     -------------   ---------------    ----------
City of Chillicothe, Iowa   IES Utilities Inc.	 $10,000,000    $10,000,000          E             Rule 42
5.95% Pollution Control
Revenue Bonds
(Iowa Southern Utilities
Company Project)
Series 1977, Due
February 1, 2007

City of Salix, Iowa  	    IES Utilities Inc.       140,000        140,000   	     D         No authorization
5.75% Pollution Control
Revenue Bonds required
(Iowa Southern Utilities
Company Project)
Series 1973, Due serially
June 1, 1999 to 2003

City of Salix, Iowa         Interstate Power         300,000        300,000          D         No authorization
6-3/8% Pollution Control       Company
Revenue Bonds required
(Interstate Power Company
Project)
Series 1977, Due serially
April 1, 1999 to 2007

City of Sherburn, Minnesota Interstate Power         150,000        150,000          D         No authorization
6-3/8% Pollution Control       Company
Revenue Bonds required
(Interstate Power Company
Project)
Series 1977, Due serially
April 1, 1999 to 2007

City of Dubuque, Iowa       Interstate Power       2,650,000      2,650,000          E         No authorization
5.95% Pollution Control        Company
Revenue Bonds required
(Interstate Power Company
Project)
Series 1973, Due
December 1, 1998

Town of Lansing, Iowa       Interstate Power       2,300,000      2,300,000          E         No authorization
5.95% Pollution Control         Company
Revenue Bonds required
(Interstate Power Company
Project)
Series 1973, Due
December 1, 1998

City of Clinton, Iowa       Interstate Power         900,000        900,000          E         No authorization
5.95% Pollution Control         Company
Revenue Bonds required
(Interstate Power Company
Project)
Series 1973, Due
December 1, 1998

Wisconsin Power & Light     Wisconsin Power &      8,899,000      8,899,000         E          Rule 42
 Company                        Light Company
6.25% First Mortgage Bonds
Series L, Due August 1998

Oak Hill Pipeline, L.P.     Oak Hill Pipeline,
-----------------------       L.P.                    13,209        13,209          D          Rule 42
Note 8.74% - Bank One
Due August 15, 2001

                                                          9


        			                   Principal                   Extinguished (E)
                                                    Amount                         or Held         Commission
	                     Name of Company	   Redeemed                          for          Authorization
Name of Issuer                 Redeeming or           or                           Further             or
and Title of Issue          Retiring Securities     Retired      Consideration   Disposition (D)    Exemption
------------------          -------------------     --------     -------------   ---------------    ----------
Center Place Limited        Center Place Limited
  Limited Partnership        Limited Partnership
---------------------
Note 1 - Norwest Bank                                 23,670        23,670           D              Rule 42
8.125%, Due November 2013
Note 2 - Norwest Bank                                  7,126         7,126           D              Rule 42
8.125%, Due November 2013

RMT, Inc.                   RMT, Inc.
---------
Note - American Family Life
  Insurance Company                                  512,480       512,480           D              Rule 42
7.85%, Due April 2005


Marshfield Tower Hall       Marshfield Tower Hall
 Apartments, LP              Apartments, LP
---------------------
Note - Series 1993A                                   10,000        10,000           D              Rule 42
7.00%, Due February 2024

Heartland Properties, Inc.  Heartland Properties,
   Inc.                       Inc.                    70,000       70,000            D              Rule 42
-------------------------   ---------------------
Housing Authority of the    Heartland Affordable
 City of Appleton,            Housing - Appleton
 Wisconsin                    Phase II
Multifamily Housing        Joint Venture Project
 Adjustable Rate
 Revenue Bonds
Series 1991A, 5.70%,
 Due February 2024

Heartland Properties,       Heartland Properties,
 Inc.                         Inc.                    20,000       20,000           D               Rule 42
--------------------        --------------------
Housing Authority of the    Heartland Affordable
 City of Antigo,             Housing - Antigo
 Wisconsin                   Depot, Inc.
Multifamiliy Housing         Project
 Adjustable Rate Revenue
 Bonds
Series 1991A, 5.50%,
 Due February 2024

Heartland Properties,       Heartland Properties,
 Inc.                        Inc.                      5,000        5,000           D               Rule 42
--------------------        ---------------------
Community Development        Heartland Affordable
 Authority of the              Housing - Berlin
 City of Berlin,               North River,
 Wisconsin  		       Inc. Project
Multifamily Housing
 Adjustable Rate
 Revenue Bonds
Series 1991A, 5.50%,
 Due February 2024

Heartland Properties,       Heartland Properties,
  Inc.  		      Inc.                    10,000       10,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
 Authority of the            Housing - Berlin
 City of Berlin,             WPL, Inc.
 Wisconsin  		     Project
Multifamily Housing
 Adjustable Rate
 Revenue Bonds
Series 1991A, 5.50%,
 Due February 2004

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    30,000       30,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
 Authority of the            Housing - Berlin
 City of Berlin,             WPL, Inc.
 Wisconsin                   Project
Multifamily Housing
 Adjustable Rate
 Revenue Bonds
Series 1991B, 5.50%,
 Due February 2004

                                           10


        			                  Principal                   Extinguished (E)
                                                   Amount                         or Held         Commission
	                     Name of Company	  Redeemed                         for          Authorization
Name of Issuer                 Redeeming or          or                          Further             or
and Title of Issue          Retiring Securities    Retired     Consideration   Disposition (D)    Exemption
------------------          -------------------   --------     -------------   ---------------    ----------

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    75,000       75,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
 Authority of the            Housing - Marinette,
 City of Marinette,          Inc. Project
 Wisconsin
Multifamily Housing
 Adjustable Rate
 Revenue Bonds
Series 1991A, 5.50%,
 Due February 2024

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                   200,000      200,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
 Authority of the            Housing - Marinette,
 City of Marinette,          Inc. Project
 Wisconsin
Multifamily Housing
 Adjustable Rate
 Revenue Bonds
Series 1991B, 5.50%,
 Due February 2024

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    40,000       40,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
 Authority of Dane           Housing - McFarland,
 County Multifamily          Inc. Project
 Housing
Adjustable Rate
 Revenue Bonds
Series 1991A, 5.90%,
 Due February 2024

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     5,000        5,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
 Authority of Dane           Housing - McFarland,
 County Multifamily          Inc. Project
 Housing
Adjustable Rate
 Revenue Bonds
Series 1991B, 5.90%,
 Due February 2004

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     5,000        5,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
Authority of the City       Housing - Sheboygan,
of Sheboygan                Balzer, Inc. Project
Multifamily Housing
Adjustable Rate
Revenue Bonds
Series 1991A, 5.70%,
Due February 2024

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    30,000       30,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
Authority of the City       Housing - Sheboygan,
of Sheboygan                Balzer, Inc. Project
Multifamily Housing
Adjustable Rate
Revenue Bonds
Series 1991B, 5.70%,
Due February 2004

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    30,000       30,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
Authority of the City       Housing - Sheboygan,
of Sheboygan                Jung, Inc. Project
Multifamily Housing
Adjustable Rate
Revenue Bonds
Series 1991A, 5.70%,
Due February 2004

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                   115,000      115,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
Authority of the City       Housing - Sheboygan,
of Sheboygan                Jung, Inc. Project
Multifamily Housing
Adjustable Rate
Revenue Bonds
Series 1991B, 5.70%,
Due February 2004



        			                  Principal                   Extinguished (E)
                                                   Amount                         or Held         Commission
	                     Name of Company	  Redeemed                         for          Authorization
Name of Issuer                 Redeeming or          or                          Further             or
and Title of Issue          Retiring Securities    Retired     Consideration   Disposition (D)    Exemption
------------------          -------------------   --------     -------------   ---------------    ----------

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    15,000       15,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
Authority of the City       Housing - Sheboygan,
of Sheboygan                Leverenz, Inc. Project
Multifamily Housing
Adjustable Rate
Revenue Bonds
Series 1991A, 5.70%,
Due February 2024

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    50,000       50,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
Authority of the City       Housing - Sheboygan,
of Sheboygan                Leverenz, Inc. Project
Multifamily Housing
Adjustable Rate
Revenue Bonds
Series 1991B, 5.70%,
Due February 2004

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    35,000       35,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
Authority of Dane           Housing - Sun Prairie,
County Multifamily          Inc. Project
Housing Adjustable
Rate Revenue Bonds
Series 1991A, 5.70%,
Due February 2024

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    55,000       55,000           D               Rule 42
--------------------        --------------------
Community Development       Heartland Affordable
Authority of Dane           Housing - Sun Prairie,
County Multifamily          Inc. Project
Housing Adjustable
Rate Revenue Bonds
Series 1991B, 5.70%,
Due February 2004

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    40,000       40,000           D               Rule 42
--------------------        --------------------
Brown County (WI)           Heartland Affordable
Housing Authority           Housing - DePere, Inc.
Multifamily                 Project
Housing Adjustable
Rate Revenue Bonds
Series 1992A,
Adjustable Rate
Due February 2024

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                   125,000      125,000           D               Rule 42
--------------------        --------------------
Brown County (WI)           Heartland Affordable
Housing Authority           Housing - DePere, Inc.
Multifamily                 Project
Housing Adjustable
Rate Revenue Bonds
Series 1992B,
Adjustable Rate
Due February 2004

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    53,741       53,741           D               Rule 42
--------------------        --------------------
WHEDA                       Historic Lincoln
8.25% Due September         Limited Partnership
2021

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    17,384       17,384           D               Rule 42
--------------------        --------------------
City of Appleton            Historic Ravine L.P.
6.50% Due July 2014

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    25,302       25,302           D               Rule 42
--------------------        --------------------
Brittan House               Beloit SRO Limited
Apartments WHEDA            Partnership
6.65% Due January
1999


        			                  Principal                   Extinguished (E)
                                                   Amount                         or Held         Commission
	                     Name of Company	  Redeemed                         for          Authorization
Name of Issuer                 Redeeming or          or                          Further             or
and Title of Issue          Retiring Securities    Retired     Consideration   Disposition (D)    Exemption
------------------          -------------------   --------     -------------   ---------------    ----------
Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                       499          499           D               Rule 42
--------------------        --------------------
Brittan House               Beloit SRO Limited
Apartments City of          Partnership
Beloit
3.00% Due February
2011

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    53,001       53,001           D               Rule 42
--------------------        --------------------
Romeis Millstream II        Chip Falls
Apartments WHEDA            Partnership
7.53% Due April 2009

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     1,246        1,246           D               Rule 42
--------------------        --------------------
Kingston Court              Coloma
Apartments FmHA
1.00% Due July 2028

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     1,284        1,284           D               Rule 42
--------------------        --------------------
City's Edge                 Barlow
Apartments FmHA
1.00% Due March 2040

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     1,147        1,147           D               Rule 42
--------------------        --------------------
City Square                 Barlow
Apartments FmHA             Partnership
1.00% Due October
2040

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    58,531       58,531           D               Rule 42
--------------------        --------------------
Home S&L                    Avenue Limited
8.50%, Due March            Partnership
2005

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     2,311        2,311           D               Rule 42
--------------------        --------------------
Home S&L                    The Falconer
6.00%, Due October
2006


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     2,253        2,253           D               Rule 42
--------------------        --------------------
City of Madison             The Falconer
4.00%, Due October
1999

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     5,852        5,852           D               Rule 42
--------------------        --------------------
Williamstown Bay            The Falconer
East Apartments WHEDA       Partnership
10.75%, Due December
2020

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     9,081        9,081           D               Rule 42
--------------------        --------------------
Williamstown Bay            Dryden Drive
North Apartments WHEDA      Partnership
10.75%, Due December
2020

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                   100,000      100,000           D               Rule 42
--------------------        --------------------
YMCA of Madison             YMCA Limted Partnership
8.81%, Due August 2003      and Joint Venture



        			                  Principal                   Extinguished (E)
                                                   Amount                         or Held         Commission
	                     Name of Company	  Redeemed                         for          Authorization
Name of Issuer                 Redeeming or          or                          Further             or
and Title of Issue          Retiring Securities    Retired     Consideration   Disposition (D)    Exemption
------------------          -------------------   --------     -------------   ---------------    ----------

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    39,003       39,003           D               Rule 42
--------------------        --------------------
YMCA of Madison             YMCA Limted Partnership
4.00%, Due September        and Joint Venture
1999

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     2,703        2,703           D               Rule 42
--------------------        --------------------
WO Partnership for          YMCA Limted Partnership
Housing Development         and Joint Venture
0.00%, Due February
2018

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                         1            1           D               Rule 42
--------------------        --------------------
City of Madison             YMCA Limted Partnership
8.20%, Due September        and Joint Venture
2009

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     1,473        1,473           D               Rule 42
--------------------        --------------------
Manawa FmHA                 HAH - Northland
1.00%, Due July 2041        and Joint Venture

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    19,182       19,182           D               Rule 42
--------------------        --------------------
Valley Bank                 Manitowoc
8.63%, Due December         and Joint Venture
2016

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     1,916        1,916           D               Rule 42
--------------------        --------------------
Necedah FmHA                HAH - Northland
1.00%, Due May 2040         and Joint Venture

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     8,266        8,266           D               Rule 42
--------------------        --------------------
Portage Village House       HAH - Northland
Apartments FNMA             and Joint Venture
9.88%, Due January
2005

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     5,635        5,635           D               Rule 42
--------------------        --------------------
Firstar                     Plymouth
6.50%, Due December
1999

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     2,431        2,431           D               Rule 42
--------------------        --------------------
WHEDA                       Prairie du Chien
6.50%, Due March 1999
1999

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     5,407        5,407           D               Rule 42
--------------------        --------------------
Twin Lake Meadowview        Prairie du Chien
Village Apartments          and Joint Venture
FmHA
8.25%, Due November
2028



        			                  Principal                   Extinguished (E)
                                                   Amount                         or Held         Commission
	                     Name of Company	  Redeemed                         for          Authorization
Name of Issuer                 Redeeming or          or                          Further             or
and Title of Issue          Retiring Securities    Retired     Consideration   Disposition (D)    Exemption
------------------          -------------------   --------     -------------   ---------------    ----------

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     5,737        5,737           D               Rule 42
--------------------        --------------------
City of Wausau              HAH - Wausau
3.00%, Due July 2006

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     9,918        9,918           D               Rule 42
--------------------        --------------------
Citizen Bank & Trust        HAH - Wausau
10.00%, Due September
2000

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     1,910        1,910           D               Rule 42
--------------------        --------------------
Valley View Apartments      Barlow
FmHA
1.00%, Due March 2040

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     4,147        4,147           D               Rule 42
--------------------        --------------------
Farmers and Merchants       Whitney
8.50%, Due December
2095
8.25%, Due November
2028

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     6,773        6,773           D               Rule 42
--------------------        --------------------
WHEDA                       Fond du Lac
6.65%, Due January
2098

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    12,416       12,416           D               Rule 42
--------------------        --------------------
Park Bank                   Mad. Fairwood Arms
8.00%, Due March 2008

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    20,000       20,000           D               Rule 42
--------------------        --------------------
Bonds                       Marshfield
7.55%, Due February
2024

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     8,071        8,071           D               Rule 42
--------------------        --------------------
WHEDA                       HAH - Oregon
6.65%, Due September
2012

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     6,000        6,000           D               Rule 42
--------------------        --------------------
Bonds                       Pardeeville
7.55%, Due February
2024

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     3,348        3,348           D               Rule 42
--------------------        --------------------
WHEDA                       Platteville
6.65%, Due January
2012

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     3,609        3,609           D               Rule 42
--------------------        --------------------
FmHA                        Portage
10.25%, Due June 2024       and Joint Venture




        			                  Principal                   Extinguished (E)
                                                   Amount                         or Held         Commission
	                     Name of Company	  Redeemed                         for          Authorization
Name of Issuer                 Redeeming or          or                          Further             or
and Title of Issue          Retiring Securities    Retired     Consideration   Disposition (D)    Exemption
------------------          -------------------   --------     -------------   ---------------    ----------

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     2,719        2,719           D               Rule 42
--------------------        --------------------
Peoples State Bank          DC - Liberty Place
9.00%, Due January
1996


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     8,748        8,748           D               Rule 42
--------------------        --------------------
WHEDA                       Reedsburg
6.65%, Due September
2012


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     5,411        5,411           D               Rule 42
--------------------        --------------------
FmHA                        Reedsburg
9.00%, Due January
2024


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     8,782        8,782           D               Rule 42
--------------------        --------------------
Valley Bank                 Sheboygan Sunnyside
8.25%, Due October
2007


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    10,575       10,575           D               Rule 42
--------------------        --------------------
Firstar                     Sheboygan Falls
7.60%, Due February
1999


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                    23,000       23,000           D               Rule 42
--------------------        --------------------
Bonds Series A              Verona
7.55%, Due February
2024


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     7,283        7,283           D               Rule 42
--------------------        --------------------
WHEDA                       Holmen
6.65%, Due January
1999


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     2,128        2,128           D               Rule 42
--------------------        --------------------
FmHA                        Paddock Lake
8.25%, Due June 2042


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     1,567        1,567           D               Rule 42
--------------------        --------------------
FmHA                        Port Ed. I
10.25%, Due June 2024


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     1,787        1,787           D               Rule 42
--------------------        --------------------
FmHA                        Port Ed. 2
10.25%, Due June 2024




        			                  Principal                   Extinguished (E)
                                                   Amount                         or Held         Commission
	                     Name of Company	  Redeemed                         for          Authorization
Name of Issuer                 Redeeming or          or                          Further             or
and Title of Issue          Retiring Securities    Retired     Consideration   Disposition (D)    Exemption
------------------          -------------------   --------     -------------   ---------------    ----------

Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     7,331       7,331           D               Rule 42
--------------------        --------------------
First Union                 Beloit WT
8.38%, Due June 2028


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                     5,000       5,000           D               Rule 42
--------------------        --------------------
Bond Series A               Pardeeville II
7.55%, Due February
2024


Heartland Properties,       Heartland Properties,
  Inc.                        Inc.                15,508,554  15,508,554          E               Rule 42
--------------------        --------------------
WPLH                        HPI
8.25%, Demand



ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 1998

1.

            AGGREGATE AMOUNT OF
           INVESTMENTS IN PERSONS      NUMBER OF
           (ENTITIES) OPERATING IN      PERSONS
NAME OF    RETAIL SERVICE AREA OF     (ENTITIES)                                   DESCRIPTION OF
COMPANY     OWNER (in thousands)                                                 PERSONS (ENTITIES)
-------  --------------------------  ------------  -----------------------------------------------------------------------------
Investments                $25              6      Economic development joint venture with interests in 6 start-up companies.

HPI                     39,410             66      Limited partnerships which invest in affordable housing projects.
and Cap.
Square




2. SECURITIES NOT INCLUDED IN ITEM 5, NO. 1:

                                                                                                                     OWNER'S
                                                            NUMBER       % OF                                      BOOK VALUE
NAME OF            NAME OF               DESCRIPTION          OF        VOTING               NATURE OF                (in
COMPANY           ISSUER                 OF SECURITY        SHARES       POWER               BUSINESS              thousands)
---------  --------------------------  -----------------  ------------ ----------  ------------------------------ --------------
Investco   DLJ Merchant Banking            Limited            N/A         (1)      Merchant banking investing            $1,356
           Partners, L.P.                Partnership                               in domestic companies


Investco   DLJMB Overseas Partners,        Limited            N/A         (1)      Merchant banking investing               481
           C.V.                          Partnership                               in foreign companies

New        TrustPower Limited           $0.50 Ordinary      1,639,600  Less        Utility business                       2,483
Zealand                                     Shares                     than 1%

New        Infrastructure and           $0.50 Ordinary        573,200  Less        Infrastructure and utility               337
Zealand    Utilities NZ Limited             Shares                     than 1%     business

New        TransAlta New Zealand       Ordinary Shares          1,000  Less        Utility business                           1
Zealand    Limited                                                     than 1%

New        Power New Zealand Limited    $0.50 Ordinary          1,000  Less        Utility business                           4
Zealand                                     Shares                     than 1%

New        Natural Gas Corporation      $0.01 Ordinary          1,000  Less        Utility business                           1
Zealand    Holdings Limited                 Shares                     than 1%

New        Bay of Plenty                $1.00 Ordinary          1,000  Less        Utility business                           5
Zealand    Electricity Limited              Shares                     than 1%

New        EnerCo New Zealand           $0.50 Ordinary          1,000  Less        Utility business                           3
Zealand    Limited                          Shares                     than 1%

(1)   Not available.

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 1998

PART I.

NAME (ADDRESS) *                                             POSITION HELD *

Interstate Energy Corporation
-----------------------------
Erroll B. Davis, Jr. (a)                                      P, CEO, D
William D. Harvey (a)                                         EVP
James E. Hoffman (b)                                          EVP
Eliot G. Protsch (b)                                          EVP
Barbara J. Swan (a)                                           EVP, GC
Thomas M. Walker (a)                                          EVP, CFO
Pamela J. Wegner (a)                                          EVP
John E. Ebright (a)                                           VP, C
Edward M. Gleason (a)                                         VP, T, S
Susan J. Kosmo (a)                                            AC
John E. Kratchmer (a)                                         AC
Linda J. Wentzel (a)                                          ACS
Enrique Bacalao (a)                                           AT
Alan B. Arends (q)                                            D
Rockne G. Flowers (e)                                         D
Joyce L. Hanes (r)                                            D
Lee Liu (b)                                                   CM, D
Katharine C. Lyall (m)                                        D
Arnold M. Nemirow (n)                                         D
Milton E. Neshek (o)                                          D
Jack R. Newman (s)                                            D
Judith D. Pyle (p)                                            D
Robert D. Ray (t)                                             D
David Q. Reed (u)                                             D
Robert W. Schlutz (v)                                         D
Wayne H. Stoppelmoor (k)                                      VCM, D
Anthony R. Weiler (w)                                         D


IES Utilities Inc.
-----------------
Erroll B. Davis, Jr. (a)                                      CEO, D
Eliot G. Protsch (b)                                          P
William D. Harvey (a)                                         EVP
Barbara J. Swan (a)                                           EVP, GC
Thomas M. Walker (a)                                          EVP, CFO
Pamela J. Wegner (a)                                          EVP
Dale R. Sharp (k)                                             SVP
Daniel A. Doyle (a)                                           VP
John E. Ebright (a)                                           VP, C
Dean E. Ekstrom (b)                                           VP
John F. Franz, Jr. (b)                                        VP
Edward M. Gleason (a)                                         VP, T, S
Dundeana K. Langer (eee)                                      VP
Daniel L. Mineck  (b)                                         VP
Kim K. Zuhlke (a)                                             VP
David L. Wilson (b)                                           AVP
Linda J. Wentzel (a)                                          ACS

Enrique Bacalao (a)                                           AT
Steven F. Price (a)                                           AT
Robert A. Rusch (a)                                           AT
Daniel L. Siegfried (b)                                       ACS
Alan B. Arends (q)                                            D
Rockne G. Flowers (e)                                         D
Joyce L. Hanes (r)                                            D
Lee Liu (b)                                                   CM,D
Katharine C. Lyall (m)                                        D
Arnold M. Nemirow (n)                                         D
Milton E. Neshek (o)                                          D
Jack R. Newman (s)                                            D
Judith D. Pyle (p)                                            D
Robert D. Ray (t)                                             D
David Q. Reed (u)                                             D
Robert W. Schlutz (v)                                         D
Wayne H. Stoppelmoor (k)                                      VCM, D
Anthony R. Weiler (w)                                         D


IES Ventures Inc.
-----------------
Eliot G. Protsch (b)                                          D, P
William D. Harvey (a)                                         D, VP
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

IES Midland Development Inc.
----------------------------
Eliot G. Protsch (b)                                          D, P
William D. Harvey (a)                                         D, VP
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

Interstate Power Company
------------------------
Erroll B. Davis, Jr. (a)                                      CEO, D
Dale R. Sharp (k)                                             P
William D. Harvey (a)                                         EVP
Eliot G. Protsch (b)                                          EVP
Barbara J. Swan (a)                                           EVP, GC
Thomas M. Walker (a)                                          EVP, CFO
Pamela J. Wegner (a)                                          EVP
Daniel A. Doyle (a)                                           VP
John E. Ebright (a)                                           VP, C
Dean E. Ekstrom (b)                                           VP
Edward M. Gleason (a)                                         VP, T, S
Dundeana K. Langer (eee)                                      VP
Daniel L. Mineck  (b)                                         VP
Kim K. Zuhlke (a)                                             VP
Linda J. Wentzel (a)                                          ACS
Enrique Bacalao (a)                                           AT
Steven F. Price (a)                                           AT
Robert A. Rusch (a)                                           AT
Kent M. Ragsdale (k)                                          ACS
Alan B. Arends (q)                                            D
Rockne G. Flowers (e)                                         D
Joyce L. Hanes (r)                                            D

Lee Liu (b)                                                   CM, D
Katharine C. Lyall (m)                                        D
Arnold M. Nemirow (n)                                         D
Milton E. Neshek (o)                                          D
Jack R. Newman (s)                                            D
Judith D. Pyle (p)                                            D
Robert D. Ray (t)                                             D
David Q. Reed (u)                                             D
Robert W. Schlutz (v)                                         D
Wayne H. Stoppelmoor (k)                                      VCM, D
Anthony R. Weiler (w)                                         D

IPC Development Co.
-------------------
Dale R. Sharp (k)                                             VP, D
Richard R. Ewers (k)                                          VP, D
Edward M. Gleason (a)                                         S, T
Kent M. Ragsdale (b)                                          AS
Steven F. Price (a)                                           AT

Wisconsin Power and Light Company
---------------------------------
Erroll B. Davis, Jr. (a)                                      CEO, D
William D. Harvey (a)                                         P
Eliot G. Protsch (b)                                          EVP
Barbara J. Swan (a)                                           EVP, GC
Thomas M. Walker (a)                                          EVP, CFO
Pamela J. Wegner (a)                                          EVP
Dale R. Sharp (k)                                             SVP
Daniel A. Doyle (a)                                           VP
John E. Ebright (a)                                           VP, C
Dean E. Ekstrom (b)                                           VP
John F. Franz, Jr. (b)                                        VP
Edward M. Gleason (a)                                         VP, T, S
Dundeana K. Langer (eee)                                      VP
Daniel L. Mineck  (b)                                         VP
Kim K. Zuhlke (a)                                             VP
David L. Wilson (b)                                           AVP
Linda J. Wentzel (a)                                          ACS
Enrique Bacalao (a)                                           AT
Steven F. Price (a)                                           AT
Robert A. Rusch (a)                                           AT
Alan B. Arends (q)                                            D
Rockne G. Flowers (e)                                         D
Joyce L. Hanes (r)                                            D
Lee Liu (b)                                                   CM, D
Katharine C. Lyall (m)                                        D
Arnold M. Nemirow (n)                                         D
Milton E. Neshek (o)                                          D
Jack R. Newman (s)                                            D
Judith D. Pyle (p)                                            D
Robert D. Ray (t)                                             D
David Q. Reed (u)                                             D
Robert W. Schlutz (v)                                         D
Wayne H. Stoppelmoor (k)                                      VCM, D
Anthony R. Weiler (w)                                         D

South Beloit Water, Gas and Electric Company
--------------------------------------------
William D. Harvey (a)                                         P, D
Edward M. Gleason (a)                                         VP, T, S
John E. Ebright (a)                                           C
Susan J. Kosmo (a)                                            AC
Linda J. Wentzel (a)                                          ACS
Steven F. Price (a)                                           AT
Joanne C. Acomb (a)                                           D
Kim K. Zuhlke (a)                                             D

Wisconsin River Power Co.
-------------------------
Thomas G. Scharff (qq)                                        P, D
Richard L. Hilliker (qq)                                      VP, D
Thomas P. Meinz (pp)                                          VP, D
Daniel A. Doyle (a)                                           VP, D
Reginald D. Fanning (qq)                                      S
John D. Steinberg (qq)                                        T
Reginald D. Fanning (qq)                                      C
Michael R. Schreier (qq)                                      AS
Carl H. Wartman (qq)                                          AS
Ralph G. Baeten (pp)                                          D
Joseph E. Shefchek (a)                                        D

Wisconsin Valley Improvement Co.
--------------------------------
Robert Gall (jj)                                              P, D
Richard L. Hilliker (qq)                                      VP, D
Sam Morgan (jj)                                               VP
Donald Bradford (jj)                                          S, T
Phil Valitchka (jj)                                           AS
Robert Birkhauser (jj)                                        D
Neil Krebsbach (a)                                            D
Thomas P. Meinz (pp)                                          D
Daniel Olvey (jj)                                             D
Thomas G. Scharff (qq)                                        D
Kenneth Schulz (jj)                                           D
Michael Thieler (jj)                                          D

Alliant Energy Corporate Services, Inc.
---------------------------------------
Erroll B. Davis, Jr. (a)                                      CEO, D
Pamela J. Wegner (a)                                          P, D
William D. Harvey (a)                                         EVP, D
James E. Hoffman (b)                                          EVP, D
Eliot G. Protsch (b)                                          EVP, D
Barbara J. Swan (a)                                           EVP, GC, D
Thomas M. Walker (a)                                          EVP, CFO, D
Dale R. Sharp (k)                                             SVP
Daniel A. Doyle (a)                                           VP
John E. Ebright (a)                                           VP, C
Dean E. Ekstrom (b)                                           VP
John F. Franz, Jr. (b)                                        VP
Edward M. Gleason (a)                                         VP, T, S
Dundeana K. Langer (eee)                                      VP
Daniel L. Mineck  (b)                                         VP

Kim K. Zuhlke (a)                                             VP
David L. Wilson (b)                                           AVP
Linda J. Wentzel (a)                                          ACS
Enrique Bacalao (a)                                           AT
Kent M. Ragsdale (k)                                          ACS
Steven F. Price (a)                                           AT
Robert A. Rusch (a)                                           AT

Alliant Energy Resources, Inc.
------------------------------
Erroll B. Davis, Jr. (a)                                      CEO, D
James E. Hoffman (b)                                          P
Thomas L. Aller (b)                                           VP
Charles Castine (b)                                           VP
John K. Peterson (b)                                          VP
John E. Ebright (a)                                           VP, C
Edward M. Gleason (a)                                         VP, T, S
Linda J. Wentzel (a)                                          ACS
Enrique Bacalao (a)                                           AT
Steven F. Price (a)                                           AT
Robert A. Rusch (a)                                           AT
Daniel L. Siegfried (b)                                       ACS
Alan B. Arends (q)                                            D
Rockne G. Flowers (e)                                         D
Joyce L. Hanes (r)                                            D
Lee Liu (b)                                                   CM, D
Katharine C. Lyall (m)                                        D
Arnold M. Nemirow (n)                                         D
Milton E. Neshek (o)                                          D
Jack R. Newman (s)                                            D
Judith D. Pyle (p)                                            D
Robert D. Ray (t)                                             D
David Q. Reed (u)                                             D
Robert W. Schlutz (v)                                         D
Wayne H. Stoppelmoor (k)                                      VCM, D
Anthony R. Weiler (w)                                         D

Capital Square Financial Corporation
------------------------------------
Ruth A. Domack (j)                                            P, D
E. Dean Baumgardner (j)                                       VP
Henry D. Wertheimer (j)                                       VP, T
John W. Stoneman (j)                                          VP, S
Cynthia L. Dockus (j)                                         C
Thomas L. Aller (b)                                           D
John E. Ebright (a)                                           D
Edward M. Gleason (a)                                         D
James E. Hoffman (b)                                          D

Henwood Energy Services, Inc.
-----------------------------
Mark I. Henwood (ddd)                                         P, D
David R. Branchcomb (ddd)                                     SVP, D
Eric V. Toolson (ddd)                                         VP, D
Thomas R. Johnson (ddd)                                       VP, S, D
Thomas L. Aller (b)                                           D

Heartland Properties, Inc.
--------------------------
Ruth A. Domack (j)                                            P
E. Dean Baumgardner (j)                                       VP
Henry D. Wertheimer (j)                                       VP, T
John W. Stoneman (j)                                          VP, S
Cynthia L. Dockus (j)                                         C
Thomas L. Aller (b)                                           D
Ruth A. Domack (j)                                            D
John E. Ebright (a)                                           D
Edward M. Gleason (a)                                         D
James E. Hoffman (b)                                          D

Alliant Energy Industrial Services, Inc.
----------------------------------------
Erroll B. Davis, Jr. (a)                                      P, D
James E. Hoffman (b)                                          VP, D
Thomas L. Aller (b)                                           VP, D
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

Whiting Petroleum Corporation
-----------------------------
David A. Frawley (x)                                          P, CEO, D
D. Sherwin Artus (x)                                          VP
Jerry D. Fitgerald (x)                                        VP
John R. Hazlett (x)                                           VP
David E. Nelson (x)                                           T
Patricia J. Miller (x)                                        S
James E. Hoffman (b)                                          D
Thomas L. Aller (b)                                           D
John E. Ebright (a)                                           D
Kenneth R. Whiting (x)                                        D
J. B. Ladd (x)                                                D

Whiting Programs
----------------
David A. Frawley (x)                                          P, D
D. Sherwin Artus (x)                                          VP
John R. Hazlett (x)                                           VP
Jerry D. Fitzgerald (x)                                       VP
David E. Nelson (x)                                           T
Patricia J. Miller (x)                                        S
Christy M. Evenden (x)                                        AS

WOK Acquisition Company
-----------------------
David A. Frawley (x)                                          P, D
D. Sherwin Artus (x)                                          VP
John R. Hazlett (x)                                           VP, D
Jerry D. Fitzgerald (x)                                       VP, D
David E. Nelson (x)                                           T
Patricia J. Miller (x)                                        S
Christy M. Evenden (x)                                        AS
Etta F. Daniel (x)                                            AS

WAH Royalty Company
-------------------
David A. Frawley (x)                                          P, D

D. Sherwin Artus (x)                                          VP
John R. Hazlett (x)                                           VP, D
Jerry D. Fitzgerald (x)                                       VP, D
David E. Nelson (x)                                           T
Patricia J. Miller (x)                                        S
Christy M. Evenden (x)                                        AS
Etta F. Daniel (x)                                            AS

Whiting-Golden Gas Production Company
-------------------------------------
David A. Frawley (x)                                          P, CEO, D
D. Sherwin Artus (x)                                          VP
John R. Hazlett (x)                                           VP, D
Jerry D. Fitzgerald (x)                                       VP, D
David E. Nelson (x)                                           T
Patricia J. Miller (x)                                        S
Christy M. Evenden (x)                                        AS
Etta F. Daniel (x)                                            AS

Ely, Inc.
---------
Thomas L. Aller (b)                                           P, D
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

Industrial Energy Applications, Inc.
------------------------------------
Erroll B. Davis, Jr. (a)                                      D
James E. Hoffman (b)                                          D, VP
Charles Castine (b)                                           P
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

IEA-HES L.L.C.
--------------
James G. Overbey (ccc)                                        D
Timothy J. Eibes (zz)                                         GM

BFC Gas Co. L.L.C.
------------------
Timothy J. Eibes (zz)                                         GM

Energys, Inc.
-------------
Erroll B. Davis, Jr. (a)                                      D
James E. Hoffman (b)                                          D, VP
Charles Castine (b)                                           P
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

Industrial Energy Applications Delaware, Inc.
---------------------------------------------
Erroll B. Davis, Jr. (a)                                      D
James E. Hoffman (b)                                          D, VP
Charles Castine (b)                                           P
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

Schedin & Associates, Inc.
--------------------------
Larry Schedin (aa)                                            P
Brad Fults (aa)                                               VP

Heartland Energy Services, Inc.
-------------------------------
Charles Castine (b)                                           P
James E. Hoffman (b)                                          VP, D
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS
Erroll B. Davis, Jr. (a)                                      D

WPLH Commodities Trading LLC
----------------------------
Officer and Director information is not readily available.

Cargill-Alliant, LLC
--------------------
David L. Gabriel (ss)                                         P, GM
Richard B. Davenport (ss)                                     AVP
Jacob Williams (ss)                                           AVP
Jeanne Y. Smith (rr)                                          AS
William D. Harvey (a)                                         D, CM
Thomas M. Walker (a)                                          D
James E. Hoffman (b)                                          D
Eliot G. Protsch (b)                                          D
Ronald L. Christenson (rr)                                    D
Gary W. Jarrett (ss)                                          MD, S
James T. Thompson (rr)                                        D
David T. Raisbeck (rr)                                        D

Heartland Energy Group, Inc.
----------------------------
Charles Castine (b)                                           P
James E. Hoffman (b)                                          VP, D
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS
Erroll B. Davis, Jr. (a)                                      D

Heartland Environmental Holding Company
---------------------------------------
Stephen D. Johannsen (c)                                      P
J. Patrick LaStrapes (d)                                      VP
Martha A. Hermsdorf (c)                                       S
Rockne G. Flowers (e)                                         D
Benjamin F. Garmer III (f)                                    D
Eliot G. Protsch (a)                                          D
James E. Hoffman (b)                                          D

Entra Technologies Co.
----------------------
Stephen D. Johannesen (c)                                     P, D
Martha Hermsdorf (c)                                          S, D
William A. Dickrell (c)                                       D

RMT, Inc.
---------
Stephen D. Johannsen (c)                                      P
Ted Juszczyk (c)                                              EVP
Thomas W. Devine (h)                                          VP
Charles Jeter (h)                                             VP
Robert J. Vetter (c)                                          VP
Richard J. Sawinski (h)                                       VP
Douglas A. Wierman (i)                                        VP

William A. Dickrell (c)                                       VP
Ruth A. Muelker (i)                                           GC
Martha Hermsdorf (c)                                          S
Rockne G. Flowers (e)                                         D
Benjamin F. Garmer III (f)                                    D
Eliot G. Protsch (a)                                          D
James E. Hoffman (b)                                          D

Residuals Management Technology, Inc., Ohio
-------------------------------------------
Jeet Radia (hh)                                               P, D
Ted Juszczyk (c)                                              VP
Richard Krueger (hh)                                          T, D
Martha Hermsdorf (c)                                          S
Kate Martin (c)                                               D
Robert J. Vetter (c)                                          D

RMT, Inc., North Carolina
-------------------------
Richard J. Sawinski (h)                                       P
Mike Parker (h)                                               VP
Laura Morrison (h)                                            T
Martha Hermsdorf (c)                                          S
Stephen D. Johannsen (c)                                      D
Ted Juszczyk (c)                                              D
William A. Dickrell (c)                                       D

RMT, Inc., Michigan
-------------------
Dan Oman (y)                                                  P, D
Kate Martin (c)                                               VP, D
Ed Cote (y)                                                   T, S
Robert Vetter (c)                                             D

Jones & Nuese, Inc.
-------------------
James Myers (i)                                               P
William A. Dickrell (c)                                       T, D
Martha Hermsdorf (c)                                          S
Stephen D. Johannsen (c)                                      D
Ted Juszczyk (c)                                              D

Quality Environmental Systems, Inc.
-----------------------------------
Stephen D. Johannsen (c)                                      P, D
William A. Dickrell (c)                                       T, D
Martha Hermsdorf (c)                                          S
Ted Juszczyk (c)                                              D

RMT International, Inc.
-----------------------
Sam Nott (i)                                                  P, D
Stephen D. Johannsen (c)                                      VP, D
William A. Dickrell (c)                                       T, D
Martha Hermsdorf (c)                                          S

Alliant Energy Transportation, Inc.
-----------------------------------
Erroll B. Davis, Jr. (a)                                      D
James E. Hoffman (b)                                          D
Thomas L. Aller (b)                                           D, P

Paul H. Treangen (l)                                          VP
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

IEI Barge Services Inc.
-----------------------
Thomas L. Aller (b)                                           P, D
Paul H. Treangen (l)                                          VP, D
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS
E. R. Kamm (ii)                                               D

Transfer Services, Inc.
-----------------------
Thomas L. Aller (b)                                           P, D
Paul H. Treangen (l)                                          VP, D
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS
Erroll B. Davis, Jr. (a)                                      D

Cedar Rapids and Iowa City Railway Company
------------------------------------------
Thomas L. Aller (b)                                           P, D
Paul H. Treangen (l)                                          VP, D
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS
James E. Hoffman (b)                                          D

Heartland Rail Corporation
--------------------------
Donald C. Byers (kk)                                          P, D
T. Scott Bannister (mm)                                       S
William H. Camp (ll)                                          D
Jon R. Roy (ll)                                               D
Marc A. Sanner (ll)                                           D

Alliant Energy Investments, Inc.
--------------------------------
Erroll B. Davis, Jr. (a)                                      D
James E. Hoffman (b)                                          D, P
Thomas L. Aller (b)                                           D, VP
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

Village Lakeshares Inc.
-----------------------
James E. Hoffman (b)                                          D, P
Edward M. Gleason (a)                                         D, T, S
Thomas L. Aller (b)                                           D, VP
Daniel L. Siegfried (b)                                       AS

Iowa Land and Building Company
------------------------------
Erroll B. Davis, Jr. (a)                                      D
James E. Hoffman (b)                                          D, P
Thomas L. Aller (b)                                           D, VP
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

McLeodUSA Inc.
--------------
Clark E. McLeod (tt)                                          CEO, D, CM
Richard A. Lumpkin (tt)                                       VCM, D
Stephen C. Gray (tt)                                          P, COO, D
Blake O. Fisher, Jr. (tt)                                     GVP, RP, D
J. Lyle Patrick (tt)                                          GVP, CFO
Arthur L. Christoffersen (tt)                                 GVP
Kirk E. Kaalberg (tt)                                         GVP
Stephen K. Brandenburg (tt)                                   GVP
David M. Boatner (tt)                                         GVP, RP
Albert P. Ruffalo (tt)                                        GVP
Dennis L. Erickson (tt)                                       GVP, RP
Steven J. Shirar (tt)                                         GVP, RP
Michael J. Brown (tt)                                         GVP
Randall Rings (tt)                                            VP, GC, S
Thomas M. Collins (uu)                                        D
Robert J. Currey (vv)                                         D
Lee Liu (b)                                                   D
Paul D. Rhines (tt)                                           D
Ronald W. Stepien (ww)                                        D

Sawyer Finance Ltd.
-------------------
James E. Hoffman (b)                                          D
Christopher James Lindell (z)                                 D

Alliant Energy Investco, Inc.
-----------------------------
James E. Hoffman (b)                                          D, P
Edward M. Gleason (a)                                         D, T, S
Thomas L. Aller (b)                                           D, VP
Daniel L. Siegfried (b)                                       AS

2001 Development Corporation
----------------------------
Thomas M. Collins (bb)                                        P, D
Thomas L. Aller (b)                                           EVP
Joe Hladky (cc)                                               VP, D
James E. Hoffman (b)                                          VP, D
Susan Mayer (dd)                                              VP, D
Scott McIntyre, Jr. (ee)                                      VP, T, D
Clark E. McLeod (ff)                                          VP, S, D
Ted Schwartz (gg)                                             VP, D

2002 Development Corporation
----------------------------
Thomas M. Collins (bb)                                        P, D
Thomas L. Aller (b)                                           EVP
Joe Hladky (cc)                                               VP, D
James E. Hoffman (b)                                          VP, D
Susan Mayer (dd)                                              VP, D
Scott McIntyre, Jr. (ee)                                      VP, T, D
Clark E. McLeod (ff)                                          VP, S, D
Ted Schwartz (gg)                                             VP, D

Alliant Energy International, Inc.
----------------------------------
Erroll B. Davis, Jr. (a)                                      D
James E. Hoffman (b)                                          D, P

Larry D. Root   (b)                                           VP
Edward M. Gleason (a)                                         T, S
Daniel L. Siegfried (b)                                       AS

Interstate Energy Corporation PTE Ltd.
--------------------------------------
Lee Liu (b)                                                   D, CM
James E. Hoffman (b)                                          D
Duncan Samuel Rothwell Merrin (bbb)                           D
John E. Ebright (a)                                           C
Joel J. Schmidt (b)                                           MD
Tang Cheng Lin (bbb)                                          S

Alliant Energy Brazil, Inc.
---------------------------
James E. Hoffman (b)                                          D, P
Larry D. Root   (b)                                           VP
Thomas M. Walker (a)                                          VP, CFO
Edward M. Gleason (a)                                         T, S

Jiaxing JIES Power & Heat Co., LTD
----------------------------------
John K. Peterson (b)                                          D
James E. Hoffman (b)                                          D
Joel J. Schmidt (b)                                           D
Yongming Chen (fff)                                           D, CM
Zheng Yong Zhou (fff)                                         D
Bangda Shen (fff)                                             D
Bangda Shen (fff)                                             GM
Jinfeng Wang (fff)                                            CA
Yaosheng Hua (fff)                                            AGM

Tongxiang TIES Power & Heat Co. LTD
-----------------------------------
John K. Peterson (b)                                          D
James E. Hoffman (b)                                          D
Joel J. Schmidt (b)                                           D
Deliang Zhou   (hhh)                                          D, CM
Quanjia Chen (hhh)                                            D
Liyong Bo (hhh)                                               D
Yiqiang Du (hhh)                                              GM
Keqiang Li (hhh)                                              AGM
Xiaokang Wang (hhh)                                           CA

Centelha do Oeste Empreendimentos E Participacoes S/C Limitada
--------------------------------------------------------------
John K. Peterson (b)                                          AB
James E. Hoffman (b)                                          AB
Roberto Rudzit Neto (nn)                                      DM

Alliant International New Zealand Limited
-----------------------------------------
James E. Hoffman (b)                                          D
John K. Peterson (b)                                          D
Christopher James Lindell (z)                                 MD, VP

Central Power Limited
---------------------
Allan Lockie (yy)                                             CM, D
Derek Walker (yy)                                             MD, D
Russell Signal (yy)                                           DC, D

Ian Wilson (yy)                                               D
Roger Taylor (yy)                                             D
Bill McPhail (yy)                                             D
Murray Kennedy (yy)                                           D

Powerco Limited
---------------
Barry Upson (xx)                                              CM, D
Ian Lobb (xx)                                                 D
Dennis Brown (xx)                                             D
Judith Timpany (xx)                                           D
Richard Gilberd (xx)                                          D
Garry Cousins (xx)                                            D
John Auld (xx)                                                D
Simon Moutter (xx)                                            CE
S. E. Ekanayake (xx)                                          FM

Grandelight Holding Limited
---------------------------
James E. Hoffman (b)                                          D
Joel J. Schmidt (b)                                           D
John K. Peterson (b)                                          D

Peak Pacific Investment Co. PTE LTD
-----------------------------------
Robert W. Anderson, Jr. (hhh)                                 P
Michael R. Ashburrn (hhh)                                     VP
Daniel Raymond Revers (hhh)                                   D
Phillip Anthony Messina (hhh)                                 D
James E. Hoffman (b)                                          D
Joel J. Schmidt (b)                                           D
John K. Peterson (b)                                          D
Thomas M. Walker (a)                                          D

Shijiazhuang Chengfeng Cogeneration Co. LTD
-------------------------------------------
Mochen Yu (iii)                                               D
Baisong Wei (iii)                                             D
Yuchang Jia (iii)                                             D, AGM
Bingyi Li (iii)                                               D
Robert W. Anderson, Jr. (hhh)                                 D
Michael R. Ashburn (hhh)                                      D
Veikko Tiainen (hhh)                                          D, GM
Rong Liu (hhh)                                                D, CFO
Feng Liu (hhh)                                                D

Handan Chengfeng Heat and Power Co. LTD
---------------------------------------
Tongxi Zhang (jjj)                                            D, AGM
Shaokui Jin (jjj)                                             D
Xiaotong Li (jjj)                                             D
Robert W. Anderson, Jr. (hhh)                                 D
Michael R. Ashburn (hhh)                                      D
Veikko Tiainen (hhh)                                          D, GM
Rong Liu (hhh)                                                D, CFO
Feng Liu (hhh)                                                D
Hui Jin (hhh)                                                 D

Jinan Yaqing Heat and Power Co. LTD
-----------------------------------
Guangyi Sun (kkk)                                             D
Jinsheng Qin (kkk)                                            D, GM
Dezhi Zhang (kkk)                                             D
Chuanhai He (kkk)                                             D
Robert W. Anderson, Jr. (hhh)                                 D
Michael R. Ashburn (hhh)                                      D
Hui Jin (hhh)                                                 D
Rong Liu (hhh)                                                D, CFO
Johnny Lee (hhh)                                              D

Peak Pacific Investment Co. (Labuan) BHD
----------------------------------------
Robert W. Anderson, Jr. (hhh)                                 D, P

Alliant Do Brasil Ltda.
-----------------------
John K. Peterson (b)                                          AB
Thomas M. Walker (a)                                          AB
Roberto Rudzit Neto (nn)                                      DM

IES Brazil Limitada
-------------------
Thomas M. Walker (a)                                          AB
Rafael Herzborg (oo)                                          DM

Alliant Energy de Mexico, S. de R.L. de C.V.
--------------------------------------------
John K. Peterson  (b)                                         BM, CM, GD
Thomas L. Aller (b)                                           BM
Charles Castine (b)                                           BM
Edward M. Gleason (a)                                         BM, S
Jeffrey K. Rosencrants (b)                                    AS
Alejandra Sainz Orantes (aaa)                                 AS
Luis Manuel Linero Colorado (aaa)                             SB
Carlos Moya Vallejo (aaa)                                     SB

Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.
--------------------------------------------------------
John K. Peterson  (b)                                         BM, CM, GD
Thomas L. Aller (b)                                           BM
Charles Castine (b)                                           BM
Edward M. Gleason (a)                                         BM, S
Jeffrey K. Rosencrants (b)                                    AS
Alejandra Sainz Orantes (aaa)                                 AS
Luis Manuel Linero Colorado (aaa)                             SB
Carlos Moya Vallejo (aaa)                                     SB

Alliant Energy Servicios de Mexico, S. de R.L. de C.V.
------------------------------------------------------
John K. Peterson  (b)                                         BM, CM, GD
Thomas L. Aller (b)                                           BM
Charles Castine (b)                                           BM
Edward M. Gleason (a)                                         BM, S
Jeffrey K. Rosencrants (b)                                    AS
Alejandra Sainz Orantes (aaa)                                 AS
Luis Manuel Linero Colorado (aaa)                             SB
Carlos Moya Vallejo (aaa)                                     SB

Alliant Energy de Mexico LLC
----------------------------
James E. Hoffman (b)                                          M
John K. Peterson (b)                                          P


The following partnerships and LLCs do not have officers and directors as such:
-------------------------------------------------------------------------------
M&I Services Partnership EnviroGas L.P.
Marshfield Tower Hall Apartments, L.P.
Oakhill Pipeline L.P.
Village Lakeshares, LP
Prairie Ridge Business Park, LP
Blairs Ferry Limited Partnership
Center Place Limited Partnership
2060 Partnership, LP
3001 LLC
Center Place Limited Partnership
OSADA I Limited Partnership
Atlantic-Sundance Apartments, LP

Address Codes:
--------------
(a)   222 W. Washington Ave., Madison, WI  53703
(b)   200 First St., S.E., Cedar Rapids, IA  52401
(c)   744 Heartland Tr., Madison, WI  53711
(d)   411 E. Wisconsin Ave., Milwaukee, WI  53202
(e)   P. O. 600, Stoughton, WI  53589
(f)   777 E. Wisconsin Ave., Milwaukee, WI  53202
(g)   80 W. 8th Ave., Marion, IA  52302
(h)   100 Verdae Blvd., Greenville, SC  29606
(i)   912 Capital of Texas Highway South, Austin, TX  78746
(j)   309 W. Washington Ave., Suite 345, Madison, WI  53703
(k)   1000 Main St., Dubuque, IA  52004
(l)   2330 12th St., S.W., Cedar Rapids, IA  52404
(m)   1220 Linden Dr., Madison, WI  53706
(n)   P. O. Box 1028, Greenville, SC  29602
(o)   1335 Geneva National Ave., North Lake Geneva, WI  53147
(p)   3500 Corben Ct., Madison, WI  53704
(q)   P. O. Box 1206, Albert Lea, MN  56007
(r)   15936 310th St., Mason City, IA  50401
(s)   1800 M St., N.W., Washington, DC  20036
(t)   300 Walnut St., Suite 807, Des Moines, IA  50309
(u)   Mark Twain Tower, Suite 1210, 106 W. 11th St., Kansas City, MO  64105
(v)   14812 North Ave., Columbus Junction, IA  52738
(w)   12560 W. Creek Pkwy, Richmond, VA  23238
(x)   Mile High Center, 1700 Broadway, Suite 2300, Denver, CO  80290
(y)   1143 Highland Drive, Suite B, Ann Arbor, MI  53717
(z)   P.O. Box 33-1247, Takapuna, Auckland, New Zealand
(aa)  920 Plymouth Building, 12 South Sixth Street, Minneapolis, MN  55401
(bb)  3750 East Sumo Quinto, Tucson, AZ  85718
(cc)  P.O. Box 511, Cedar Rapids, IA  52406
(dd)  1801 Pennsylvania Avenue NW, Washington, DC  20006
(ee)  118 2nd Avenue SE, Cedar Rapids, IA  52401
(ff)  P.O. Box 3177, Cedar Rapids, IA  52406

(gg)  One Parkway North Center, Deerfield, IL  60015
(hh)  5890 Sawmill Road, Suite 100, Suite 100, Dublin, OH  43017
(ii)  5102 Tonyawatha Trail, Madison, WI  53716
(jj)  2301 N. 3rd Street, Wausau, WI  54403
(kk)  720 West 11th Street, South, Newton, IA 50208
(ll)  4666 Faries Parkway, Box 1470, Decatur, IL 62525
(mm)  1300 Des Moines Building, 405 Sixth Avenue, Des Moines, IA 50309
(nn)  Av. Diogenes Ribeiro de Lima, 2170, apartment 154, Sao Paulo, SP Brazil
(oo)  Rua Diego Suarez, 914, Sao Paulo, SP Brazil
(pp)  700 North Adams Street, P.O. Box 19001, Green Bay, WI 54307
(qq)  P.O. Box 8050, Wisconsin Rapids, WI 54494
(rr)  15407 McGinty Road West, Wayzata, MN 55391
(ss)  12700 Whitewater Drive, Minnetonka, MN 55343
(tt)  6400 C Street SW, P.O. Box 3177, Cedar Rapids, IA 52406
(uu)  500 Firstar Building, Cedar Rapids, IA 52406
(vv)  350 N. Orleans St., Ste 600, Chicago, IL 60564
(ww)  666 Grand Ave., Des Moines, IA 50309
(xx)  151 St. Hill Street, Wanganui, New Zealand
(yy)  400 Church Street, Private Bag 11-024, Palmerston North, New Zealand
(zz)  5925 Dry Creek Lane, Cedar Rapids, IA 52402
(aaa) Ruiz, Urquiza y Cia, SC, Bosque de Duraznos 127, Bosques de las Lomas, 11700 Mexico City, D.F.
(bbb) 10 Hoe Chiang Road, #17-02 Keppel Towers, Singapore 089315
(ccc) 221 3rd Avenue, SE, Cedar Rapids, IA 52401
(ddd) 2710 Gateway Oaks Drive, Suite 300 North, Sacramento, CA 95833
(eee) 625 1st Street SE, Cedar Rapids, IA 52401
(fff) Yun He Qiao Tu, Wai Huan Road, Jiaxing City, Zhejiang Province, PRC
(ggg) B16-17 Tongxiang Economic & Development Zone, Tongxiang City,
      Zhejiang Province, PRC
(hhh) 302 Orchard Road, #18-02B Tong Building, Singapore
(iii) North Beiguan, Zhengding County, Shijiazhuang City, Hebei Province, PRC
(jjj) Jinfeng Street, North Section, Lin Zhang County, Handan City, Nebei Province, PRC
(kkk) Hualong Road, East End, Jinan City, Shandong Province 250100, PRC

Positions are indicated by the following symbols:
-------------------------------------------------
AB             Advisory Board Member
AC             Assistant Controller
ACS            Assistant Corporate Secretary
AGM            Assistant General Manager
AS             Assistant Secretary
AT             Assistant Treasurer
AVP            Assistant Vice President
BM             Board of Managers Member
C              Controller
CA             Chief Accountant
CE             Chief Executive
CEO            Chief Executive Officer
CFO            Chief Financial Officer
CM             Chairman of the Board
COO            Chief Operating Officer
D              Director
DC             Deputy Chairman
DM             Delegate Manager
EVP            Executive Vice President
FM             Finance Manager
GC             General Counsel

GM             General Manager
GVP            Group Vice President
GD             General Director
M              Manager
MD             Managing Director
P              President
RP             Regional President
S              Corporate Secretary
SB             Board of Surveillance Member
SVP            Senior Vice President
T              Treasurer
VCM            Vice Chairman of the Board
VP             Vice President

PART II.

                                                                                    POSITION HELD
                                                NAME AND LOCATION OF                IN FINANCIAL          APPLICABLE
   NAME OF OFFICER OR DIRECTOR                 FINANCIAL INSTITUTION                 INSTITUTION        EXEMPTION RULE
----------------------------------     ---------------------------------------     ----------------    ------------------
Rockne G. Flowers                      M&I Bank of Southern Wisconsin,             Director            70 (a), (c), (g)
                                       Madison, WI


Katharine C. Lyall                     M&I Bank, Milwaukee, WI                     Director            70 (a), (c)

Judith D. Pyle                         Firstar Corporation, Milwaukee, WI          Director            70 (a), (c)

Wayne H. Stoppelmoor                   American Trust & Savings Bank,              Director            70 (a), (c)
                                       Dubuque, IA

PART III.

(A) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS AND (E) PARTICIPATION IN BONUS AND PROFIT-SHARING ARRANGEMENTS AND OTHER BENEFITS

For information concerning compensation of directors and executive officers and participation in bonus and profit-sharing arrangements and other benefits, refer to the disclosures made in:

IEC's 1999 Proxy Statement, pages 18 through 34. The IEC Proxy Statement is incorporated herein by reference to IEC's Proxy Statement, File No. 1-9894.

IESU's 1998 Annual Report on Form 10-K, Item. 11, pages 127 through 129. The IESU 1998 Annual Report on Form 10-K is incorporated herein by reference to File No. 0-4117-1.

WP&L's 1999 Proxy Statement, pages 11 through 27. The WP&L Proxy Statement is incorporated herein by reference to WP&L's Proxy Statement, File No. 0-337.

(B) DIRECTORS' AND EXECUTIVE OFFICERS' INTERESTS IN SECURITIES OF SYSTEM
    COMPANIES

For information concerning directors' and executive officers' interests in securities of system companies, refer to the disclosures made in:

IEC's 1999 Proxy Statement, page 19.

IESU's 1998 Annual Report on Form 10-K, Item. 12, pages 129 through 130.

WP&L's 1999 Proxy Statement, page 12.

(C) DIRECTORS' AND EXECUTIVE OFFICERS' CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

For information concerning directors' and executive officers' contracts and transactions with system companies, refer to the disclosures made in:

IEC's 1999 Proxy Statement, page 18 and pages 23 through 25.

WP&L's 1999 Proxy Statement, page 11 and pages 16 through 17.

(D) DIRECTORS' AND EXECUTIVE OFFICERS' INDEBTEDNESS TO SYSTEM COMPANIES

None.

(F) DIRECTORS' AND EXECUTIVE OFFICERS' RIGHTS TO INDEMNITY

The state laws under which each of IEC and its domestic direct and indirect subsidiaries is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Refer to the disclosures made in the:

Bylaws of IEC, effective as of January 20, 1999 (incorporated by reference to Exhibit 3.2 to IEC's Form 10-K for the year ended December 31, 1998).

Bylaws of IESU, effective as of January 20, 1999 (incorporated by reference to Exhibit 3.6 to IESU's Form 10-K for the year ended December 31, 1998).

Bylaws of WP&L, effective as of January 20, 1999 (incorporated by reference to Exhibit 3.4 to WP&L's Form 10-K for the year ended December 31, 1998).

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

    (1) NONE - Alliant Energy has established political action committees and has incurred, in accordance with the provision of the Federal Election Campaign Act and applicable state campaign laws, certain costs for the administration of such committees.

    (2)

     NAME OF COMPANY             NAME OF RECIPIENT OR BENEFICIARY            PURPOSE        ACCOUNT CHARGED        AMOUNT
--------------------------- -------------------------------------------- ---------------- --------------------- --------------
Wisconsin Power & Light     WI Utility Assoc.                             Dues, Support    Operating Expense         $226,453
                            Less than $10,000  - 6 beneficiaries               (A)         Operating Expense           13,577

IES Utilities               Cedar Rapids Area Chamber of Commerce              (A)         Operating Expense           21,933
                            Iowa Utility Assoc.                           Dues, Support           (B)                  80,144
                            Less than $10,000  - 17 beneficiaries              (A)         Operating Expense           15,200


Interstate Power Co.        Less than $10,000  - 12 beneficiaries              (A)         Operating Expense           42,357

(A)  Area Development
(B)  Operating Expense and Miscellaneous, net

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I.

                                       SERVING           RECEIVING                            DATE OF      IN EFFECT AT
          TRANSACTION                  COMPANY            COMPANY            COMPENSATION     CONTRACT       YEAR END
---------------------------------  -----------------  ------------------  ----------------  -------------  --------------
Coal sales/blending                    Barge                IESU               $1,720,000     3/10/97           Yes
Coal Transportation                   CRANDIC               IESU                1,670,000     4/1/98            Yes
Coal Transportation                   CRANDIC               IESU                  272,000     3/10/97           Yes
Coal Handling                          Barge                WP&L                  600,000     3/11/97           Yes
Environmental consulting              RMT, Inc.             WP&L                 $300,118     Numerous     15 contracts
Gas marketing                         Whiting               IEA                   270,000     12/23/97          Yes
Environmental consulting              RMT, Inc.            Whiting                243,903     5/15/98           No
Environmental consulting              RMT, Inc.             IESU                   86,877     Numerous      4 contracts
Gas marketing                         Whiting                IEA                   73,416      8/5/97           Yes
Railcar cleaning                      Transfer             CRANDIC                 25,000       1995            Yes
Environmental consulting              RMT, Inc.              IEA                    2,290     2/25/98           Yes


PART II.

None.

PART III.

None.

Note: On April 21, 1998, the participants of a Risk Management Trust (RMT), of which WP&L was a member of, agreed to dissolve the RMT.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

 Alliant Energy de Mexico, LLC (Mexico LLC)
 Alliant Energy de Mexico, S. de R.L. de C.V. (Mexico)
*Alliant Do Brasil Ltda. (Brasil)
 Alliant Energy Operaciones de Mexico, S. de R.L. de C.V. (Operaciones) Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Servicios)
*Alliant International New Zealand Ltd. (New Zealand)
*Centelha do Oeste Empreendimentos E Participacoes S/C Ltda. (Centelha) *Central Power Ltd. (Central Power)
*Grandelight Holding Ltd. (Grandelight)
*Handan Chengfeng Heat and Power Co. Ltd. (Handan)
*Alliant Energy Brazil, Inc. (Brazil)
*IES Brazil Ltda. (Brazil Ltda)
*Alliant Energy International, Inc. (International)
*Interstate Energy Corporation PTE Ltd. (IEC PTE)
*Jiaxing JIES Power and Heat Co. Ltd. (JIES)
*Jinan Yaqing Heat and Power Co. Ltd. (Jinan)
*Peak Pacific Investment Co. (Labuan) BHD (Labuan)
*Peak Pacific Investment Co. PTE Ltd. (PPIC)
*Powerco Ltd. (Powerco)
*Sawyer Finance Ltd. (Sawyer)
*Shijiazhuang Chengfeng Cogeneration Co. Ltd. (Shijiazhuang)
*Tongxiang TIES Power and Heat Co. Ltd. (TIES)

*  In existence at date of merger closing.

All of the above entities are FUCOs. Interstate Energy Corporation had no investments in EWGs at December 31, 1998.

PART I.
(A). Identify the company, its location and its business address. Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Identify each system company that holds an interest in the company and describe the interest held.


                                                                     DESCRIPTION OF ELECTRIC GENERATION,         OWNER(S)
NAME OF                                       BUSINESS                   TRANSMISSION AND DISTRIBUTION        (see Item 1 and
COMPANY          LOCATION                     ADDRESS                  FACILITIES AND GAS DISTRIBUTION         Item 9(b) for
                                                                                  FACILITIES                   description)
---------  ----------------------  -------------------------------  -----------------------------------------------------------

Mexico         (See Business         Corporation Trust Center,                      None                      International
LLC              Address)               1209 Orange Street,
                                        Wilmington, Delaware

Mexico         (See Business        San Luis Potosi No. 211-100,                     None                     International
                 Address)                  Colonia Roma,                                                       Mexico LLC
                                    Delegacion Cuauhtemoc, 06770
                                            Mexico, D.F.

Brasil         (See Business            19th Floor, Room 8,                          None                         Brazil
                 Address)              Rua Libero Badaro 293                                                     Centalha
                                         Sao Paulo, Brazil

                                      39

                                                                     DESCRIPTION OF ELECTRIC GENERATION,         OWNER(S)
NAME OF                                       BUSINESS                   TRANSMISSION AND DISTRIBUTION        (see Item 1 and
COMPANY          LOCATION                     ADDRESS                  FACILITIES AND GAS DISTRIBUTION         Item 9(b) for
                                                                                  FACILITIES                   description)
---------  ----------------------  -------------------------------  -----------------------------------------------------------
Operaciones    (See Business        San Luis Potosi No. 211-100,                     None                         Mexico
                 Address)                  Colonia Roma,                                                        Mexico LLC
                                    Delegacion Cuauhtemoc, 06770
                                            Mexico, D.F.

Servicios      (See Business        San Luis Potosi No. 211-100,                     None                         Mexico
                 Address)                  Colonia Roma,                                                         Mexico LLC
                                    Delegacion Cuauhtemoc, 06770
                                            Mexico, D.F.

New            (See Business            Level 2, NZPP House,                         None                      International
Zealand          Address)                 15 Huron Street,
                                    P.O. Box 33-1247, Takapuna,
                                     Auckland, New Zealand 1332

Centelha       (See Business            20th Floor, Suite 5,                         None                      International
                 Address)              Rua Libero Badaro 293                                                      Brazil
                                         Sao Paulo, Brazil

Central        Southern area of      400 Church Street,             32MW electric wind generation  New Zealand Power
               North Island,         Private Bag 11-024,            facility currently under construction.
               New Zealand           Palmerstown North,             4,347 kilometers of electric
                                       New Zealand                  transmission and distribution lines.

Grandelight    (See Business              Tident Chambers,                           None                      International
                 Address)             P.O. Box 146, Road Town,
                                      Tortola, British Virgin
                                              Islands

Handan     Hebei Province,         Jinfeng Street, North Section,   Two 12MW coal burning electric                 PPIC
           People's Republic of          Lin Zhang County,          generators currently under
           China                            Handan City,            construction.
                                          Hebei Province,
                                     People's Republic of China

Brazil         (See Business           200 First Street S.E.                         None                      International
                 Address)             Cedar Rapids, Iowa 52401

Brazil         (See Business           Rua Sao Benedito 1735,                        None                      International
Ltda.            Address)           Sao Paulo, Brasil 04735-000

International  (See Business           200 First Street S.E.                         None                     Alliant Energy
                 Address)             Cedar Rapids, Iowa 52401                                                Resources, Inc.

IEC PTE        (See Business             65 Chulia Street,                           None                      International
                 Address)              OCBC Cente, R #31-00,
                                     East Lobby, Singapore, RE
                                               049513


                                                                     DESCRIPTION OF ELECTRIC GENERATION,         OWNER(S)
NAME OF                                       BUSINESS                   TRANSMISSION AND DISTRIBUTION        (see Item 1 and
COMPANY          LOCATION                     ADDRESS                  FACILITIES AND GAS DISTRIBUTION         Item 9(b) for
                                                                                  FACILITIES                   description)
---------  ----------------------  -------------------------------  -----------------------------------------------------------
JIES       Zhejiang Province,             Yun He Qiao Tu,           36MW coal burning electric generation         IEC PTE
           People's Republic of            Wai Huan Road,           facility.
           China                           Jiaxing City,
                                         Zhejiang Province,
                                     People's Republic of China

Jinan      Shandong Province,         Hualong Road, East End,       Two 6MW coal burning electric                  PPIC
           People's Republic of          Development Zone,          generators currently under
           China                            Jinan City,             construction.
                                         Shandong Province,
                                     People's Republic of China

Labuan         (See Business                Level 13(E),                             None                          PPIC
                 Address)                Main Office Tower,
                                       Financial Park Labuan,
                                    Jalan Merdeke, 87000 Labuan
                                         FT, East Malaysia

PPIC           (See Business             302 Orchard Road,                           None                       Grandelight
                 Address)              #18-02B Tong Building
                                          Singapore 238862

Powerco    Southern area of             151 St. Hill Street,        Five hydroelectric generating               New Zealand
           North Island,               Wanganui, New Zealand        facilities with a combined capacity           Sawyer
           New Zealand                                              of 41MW.
                                                                    9,200 kilometers of electric
                                                                    transmission and distribution lines.

Sawyer         (See Business            Level 2, NZPP House,                         None                       Investments
                 Address)                 15 Huron Street,
                                         P.O. Box 33-1247,
                                        Takapuna, Auckland,
                                          New Zealand 1332

Shijiazhuan  Shijiazhuang                  North Beiguan,           Two 12MW coal burning electric                 PPIC
             Province, People's          Zhengding County,          generators currently under
             Republic of China         Shijiazhuang Province,       construction.
                                     People's Republic of China

TIES         Zhejiang Province,       B16-17 Tongxiang Economic      24MW coal burning electric generation         IEC PTE
            People's Republic of    Development Zone, Tongxiang     facility.
            China                              City,
                                        Zhejiang Province,
                                     People's Republic of China

(B). State the type and amount of capital invested in the company by the registered holding company, directly or indirectly. Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or foreign utility company. Identify separately any direct or indirect guarantee of a security of the EWG or foreign utility company by the registered holding company. Identify any transfers of assets from any system company (other than an exempt wholesale generator or foreign utility company) to an affiliate exempt wholesale generator or foreign utility company. State the market value at the time of the transfer, the book value and the sale price of the transferred asset.


                                CAPITAL INVESTED
                -------------------------------------------------
                                                                         DEBT, GUARANTEES OR           TRANSFER OF
   NAME OF                                         AMOUNT            OTHER FINANCIAL OBLIGATION     ASSETS TO EWG OR
   COMPANY              SECURITY               (in thousands)              (in thousands)                 FUCO
--------------  --------------------------  ---------------------  ---------------------------------------------------
Mexico LLC      Not Applicable                       $0                         None                      None
Mexico          3,000 Participation Units            $0                         None                      None
Brasil          1,000 Quotas                         $1                         None                      None
Operaciones     3,000 Participation Units            $0                         None                      None
Servicios       3,000 Participation Units            $0                         None                      None
New Zealand     24,858,503 Ordinary               $15,804           Inter-company borrowings from         None
                Shares                                                International of $12,943
Centelha        900 "Class A" Quotas                 $1                         None                      None
                100 "Class B" Quotas
Central Power   4,525,426                          $7,932                       None                      None
                $0.50 Ordinary Shares
Grandelight     100,000 Registered Shares          $4,499           Inter-company borrowings from         None
                                                                       International of $5,169
Handan          Registered Capital                  $83                         None                      None
Brazil          1,000 Common Shares                  $1                         None                      None
Brazil Ltda.    49,998 Quotas                       $42                         None                      None
International   1,000 Common Shares               $18,400           Inter-company borrowings from         None
                                                                   Alliant Energy Resources, Inc.
                                                                             of $53,220
                                                                            (See Note A)
IEC PTE         2 Ordinary Shares                    $0             Inter-company borrowings from         None
                                                                      International of $23,837
JIES            Registered Capital                $13,119                       None                      None
Jinan           Registered Capital                  $157                        None                      None
Labuan          2 Ordinary Shares                    $0                         None                      None
PPIC            495 Voting Preference A            $7,641                       None                      None
                Shares and 7,640,063
                Non-voting Preference A
                Shares
Powerco         8,608,074                         $26,236                       None                      None
                $1.00 Ordinary Shares
Sawyer          2 Ordinary Shares                    $0             Inter-company borrowings from         None
                                                                        Investments of $9,258
Shijiazhuang    Registered Capital                 $3,865                       None                      None
TIES            Registered Capital                $12,050                       None                      None

     Note A. Interstate Energy Corporation has entered into an agreement dated October 30, 1998 with Alliant Energy Resources, Inc. (AER) which provides support for AER's commercial paper program.

     (C). State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.


      NAME OF         RATIO OF DEBT TO COMMON
      COMPANY                EQUITY (*)            1998 EARNINGS/(LOSSES)
-------------------- --------------------------- ---------------------------
Mexico LLC                       0%                          $0
Mexico                           0%                          $0
Brasil                           0%                          $0

      NAME OF         RATIO OF DEBT TO COMMON
      COMPANY                EQUITY (*)            1998 EARNINGS/(LOSSES)
-------------------- --------------------------- ---------------------------
Operaciones                      0%                          $0
Servicios                        0%                          $0
New Zealand                      0%                        $1,004
Centelha                         0%                          $0
Central Power                  30.4%                    $5,407 (**)
Grandelight                      0%                        ($771)
Handan                           0%                        ($82)
Brazil                           0%                          $0
Brazil Ltda.                     0%                          $0
International                    0%                       ($6,935)
IEC PTE                          0%                        $2,151
JIES                             0%                        $1,612
Jinan                            0%                        ($80)
Labuan                 Not readily available       Not readily available
PPIC                             0%                       ($2,515)
Powerco                        42.8%                    $11,618 (**)
Sawyer                           0%                         $324
Shijiazhuang                     0%                        ($599)
TIES                             0%                        $1,528

*  Intercompany debt has been excluded from the calculation of this ratio.
** Represents earnings for the 1998 fiscal year (Twelve months ended March 31, 1998).

(D). Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).

None

PART II. Submit as Exhibit G an organizational chart showing the relationship of each EWG and foreign utility company to other system companies. If the company is a subsidiary of the registered holding company, submit the financial data required in Exhibit H.

See Exhibit G and Exhibit H.

PART III. State the registered holding company's aggregate investment in EWGs and foreign utility companies, respectively. Also state the ratio of aggregate investment to the aggregate capital investment of the registered holding company in its domestic public-utility subsidiary companies.


       AGGREGATE INVESTMENT IN            AGGREGATE CAPITAL INVESTMENT IN
           EWG'S AND FUCOS             DOMESTIC PUBLIC-UTILITY SUBSIDIARIES        RATIO
            (in thousands)                        (in thousands)
   ---------------------------------  ----------------------------------------   ----------
               $66,421                               $1,376,536                     5%


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

The following items listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.

CONSOLIDATING FINANCIAL STATEMENTS AND NOTES
--------------------------------------------

Exhibits
--------

     F.1     Report of Independent Public Accountants

     F.2     Consolidating Statements of Income for the year ended December 31,
             1998

     F.3     Consolidating Balance Sheets at December 31, 1998

     F.4 Consolidating Statements of Cash Flows for the year ended December 31, 1998

     F.5     Consolidating Statements of Retained Earnings at December 31, 1998

Pursuant to Exhibit A, the combined Annual Report on Form 10-K for the year ended December 31, 1998, for IEC, IESU and WP&L is incorporated herein by reference.

EXHIBITS
--------

EXHIBIT A

     A.1 * Annual Report of IEC on Form 10-K for the year ended December 31, 1998 (Incorporated by reference to File No. 1-9894)

     A.2 Annual Report to Shareowners for IEC for the year ended December 31, 1998 (Filed under cover of Form SE)

     A.3 * Annual Report of IESU on Form 10-K for the year ended December 31, 1998 (Incorporated by reference to File No. 0-4117-1)

     A.4 * Annual Report of WP&L on Form 10-K for the year ended December 31, 1998 (Incorporated by reference to File No. 0-337)

EXHIBIT B

     B.1 * Agreement and Plan of Merger, dated as of November 10, 1995, by and among WPL Holdings, Inc., IES Industries Inc., Interstate Power Company and AMW Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to IEC's Current Report on Form 8-K, dated November 10, 1995)

     B.2         * Amendment No. 1 to Agreement and Plan of
                 Merger and Stock Option Agreements, dated May 22, 1996, by and among WPL Holdings, Inc., IES Industries Inc., Interstate Power Company, a Delaware corporation, AMW Acquisition, Inc., WPLH Acquisition Co. and Interstate Power Company, a Wisconsin corporation (incorporated by reference to Exhibit 2.1 to IEC's Current Report on Form 8-K, dated May 22, 1996)

     B.3         * Amendment No. 2 to Agreement and Plan of
                 Merger, dated August 16, 1996, by and among WPL Holdings, Inc., IES Industries Inc., Interstate Power Company, a Delaware corporation, WPLH Acquisition Co. and Interstate Power Company, a Wisconsin corporation (incorporated by reference to Exhibit

                 2.1 to IEC's Current Report on Form 8-K, dated August 15, 1996)

     B.4 * Restated Articles of Incorporation of Interstate Energy Corporation, as amended (incorporated by reference to Exhibit
                 3.2 to IEC's Current Report on Form 8-K, dated April 21, 1998)

     B.5         * Bylaws of Interstate Energy Corporation,
                 effective as of January 20, 1999 (incorporated by reference to
                 Exhibit 3.2 to IEC's Form 10-K for the year ended December 31,
                 1998)

     B.6 * Restated Articles of Incorporation of Wisconsin Power & Light Company, as amended (incorporated by reference to Exhibit 3.1 to WP&L's Form 10-Q for the quarter ended June 30, 1994)

     B.7         * Bylaws of Wisconsin Power and Light
                 Company, effective as of January 20, 1999 (incorporated by reference to Exhibit 3.4 to WP&L's Form 10-K for the year ended December 31, 1998)

     B.8 * Amended and Restated Articles of Incorporation of IES Utilities Inc. (incorporated by reference to Exhibit 3.5 to IESU's Form 10-Q for the quarter ended June 30, 1998)

     B.9 * Bylaws of IES Utilities Inc., effective as of January 20, 1999 (incorporated by reference to Exhibit 3.6 to IESU's Form 10-K for the year ended December 31, 1998)

     B.10        * Restated Certificate of Incorporation of
                 Interstate Power Company as originally filed April 18, 1925 and as amended effective through October 21, 1993 (incorporated by reference to Exhibit 3.(i).1 to IPC's Form 10-K for the year ended December 31, 1996)

     B.11        * Certificate of Amendment to the Restated
                 Certificate of Incorporation of Interstate Power Company, effective March 4, 1997 (incorporated by reference to Exhibit 3.(i).2 to IPC's Form 10-K for the year ended December 31,
                 1996)

     B.12        Bylaws of Interstate Power Company, effective as of January
                 20, 1999

     B.13 Articles of Incorporation of Alliant Energy Corporate Services, Inc., dated December 8, 1997

     B.14 Articles of Amendment to Articles of Incorporation of Alliant Energy Corporate Services, Inc., effective as of January 29, 1999

     B.15 Bylaws of Alliant Energy Corporate Services, Inc., effective as of January 28, 1999

     B.16 Articles of Incorporation of Alliant Energy Resources, Inc., effective as of January 11, 1988

     B.17 Articles of Merger, Merging IES Diversified Inc. with and into Alliant Energy Resources, Inc., effective as of April 21, 1998

     B.18 Articles of Amendment to Articles of Incorporation of Alliant Energy Resources, Inc., effective as of April 23, 1998

     B.19 Articles of Amendment to Articles of Incorporation of Alliant Energy Resources, Inc., effective as of December 9, 1998

     B.20 Bylaws of Alliant Energy Resources, Inc., effective as of January 20, 1999

EXHIBIT C

     C.1 * Indenture of Mortgage or Deed of Trust dated August 1, 1941, between WP&L and First Wisconsin Trust Company and George B.

                Luhman, as Trustees, filed as Exhibit 7(a) in File No. 2-6409, and the indentures supplemental thereto dated, respectively, January 1, 1948, September 1, 1948, June 1, 1950, April 1, 1951,
                April 1, 1952, September 1, 1953, October 1, 1954, March 1, 1959, May 1, 1962, August 1, 1968, June 1, 1969, October 1,
                1970, July 1, 1971, April 1, 1974, December 1, 1975, May 1,
                1976, May 15, 1978, August 1, 1980, January 15, 1981, August 1,
                1984, January 15, 1986, June 1, 1986, August 1, 1988,
                December 1, 1990, September 1, 1991, October 1, 1991, March 1, 1992, May 1, 1992, June 1, 1992 and July 1, 1992 (Second Amended
                Exhibit 7(b) in File No. 2-7361; Amended Exhibit 7(c) in File No. 2-7628; Amended Exhibit 7.02 in File No. 2-8462; Amended
                Exhibit 7.02 in File No. 2-8882; Second Amendment Exhibit 4.03 in File No. 2-9526; Amended Exhibit 4.03 in File No. 2-10406; Amended Exhibit 2.02 in File No.2-11130; Amended Exhibit 2.02 in File No. 2-14816; Amended Exhibit 2.02 in File No. 2-20372; Amended Exhibit 2.02 in File No. 2-29738;
                Amended Exhibit 2.02 in File No. 2-32947; Amended Exhibit 2.02 in File No. 2-38304; Amended Exhibit 2.02 in File No. 2-40802; Amended Exhibit 2.02 in File No. 2-50308; Exhibit 2.01(a) in File No. 2-57775; Amended Exhibit 2.02 in File No. 2-56036; Amended Exhibit 2.02 in File No.2-61439; Exhibit 4.02 in File No. 2-70534; Amended Exhibit 4.03 File No. 2-70534; Exhibit 4.02 in File No. 33-2579; Amended Exhibit 4.03 in
                File No. 33-2579; Amended Exhibit 4.02 in File No. 33-4961;
                Exhibit 4B to WP&L's Form 10-K for the year ended December 31, 1988, Exhibit 4.1 to WP&L's Form 8-K dated December 10, 1990, Amended Exhibit 4.26 in File No. 33-45726, Amended Exhibit 4.27 in File No.33-45726, Exhibit 4.1 to WP&L's Form 8-K dated March 9, 1992, Exhibit 4.1 to WP&L's Form 8-K dated May 12, 1992,
                Exhibit 4.1 to WP&L's Form 8-K dated June 29, 1992 and Exhibit
                4.1 to WP&L's Form 8-K dated July 20, 1992)

     C.2         * Rights Agreement, dated January 20, 1999,
                 between Interstate Energy Corporation and Firstar Bank Milwaukee, N.A. (incorporated by reference to Exhibit 4.1 to IEC's Registration Statement on Form 8-A, dated January 20,
                 1999)

     C.3         * Indenture, dated as of June 20, 1997,
                 between WP&L and Firstar Trust Company, as Trustee, relating to debt securities (incorporated by reference to Exhibit 4.33 to Amendment No. 2 to WP&L's Registration Statement on Form S-3 (Registration No. 33-60917))

     C.4 * Officers' Certificate, dated as of June 25, 1997, creating the 7% debentures due June 15, 2007 of WP&L (incorporated by reference to Exhibit 4 to WP&L's Current Report on Form 8-K, dated June 25, 1997)

     C.5         * Officers' Certificate, dated as of
                 October 27, 1998, creating the 5.70% debentures due October 15, 2008 of WP&L (incorporated by reference to Exhibit 4 to WP&L's Current Report on Form 8-K, dated October 27, 1998)

     C.6 * Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993, between IES Utilities Inc. (formerly Iowa Electric Light and Power Company (IE)) and The First National Bank of Chicago, as Trustee (Mortgage) (incorporated by reference to Exhibit 4(c) to IESU's Form 10-Q for the quarter ended September 30, 1993)

     C.7         * Supplemental Indentures to the Mortgage:


                                                                   IESU/IES
                     Number           Dated as of                File Reference          Exhibit

                    ----------    ---------------------    --------------------------    ---------

                    First         October 1, 1993          Form 10-Q, 11/12/93           4(d)
                    Second        November 1, 1993         Form 10-Q, 11/12/93           4(e)
                    Third         March 1, 1995            Form 10-Q, 5/12/95            4(b)
                    Fourth        September 1, 1996        Form 8-K, 9/19/96             4(c)(i)




                                                      46



                    Fifth         April 1, 1997            Form 10-Q, 5/14/97            4(a)

     C.8 * Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940, between IES Utilities Inc. (formerly IE) and The First National Bank of Chicago, Trustee (1940 Indenture) (incorporated by reference to Exhibit 2(a) to IESU's Registration Statement, File No. 2-25347)

     C.9         * Supplemental Indentures to the 1940 Indenture:



                                                                             IESU
                          Number               Dated as of             File Reference              Exhibit
                    -------------------   ----------------------    ----------------------         ---------

                    First                 March 1, 1941                    2-25347                 2(a)
                    Second                July 15, 1942                    2-25347                 2(a)
                    Third                 August 2, 1943                   2-25347                 2(a)
                    Fourth                August 10, 1944                  2-25347                 2(a)
                    Fifth                 November 10, 1944                2-25347                 2(a)
                    Sixth                 August 8, 1945                   2-25347                 2(a)
                    Seventh                July 1, 1946                    2-25347                 2(a)
                    Eighth                July 1, 1947                     2-25347                 2(a)
                    Ninth                 December 15, 1948                2-25347                 2(a)
                    Tenth                 November 1, 1949                 2-25347                 2(a)
                    Eleventh              November 10, 1950                2-25347                 2(a)
                    Twelfth               October 1, 1951                  2-25347                 2(a)
                    Thirteenth            March 1, 1952                    2-25347                 2(a)
                    Fourteenth            November 5, 1952                 2-25347                 2(a)
                    Fifteenth             February 1, 1953                 2-25347                 2(a)
                    Sixteenth             May 1, 1953                      2-25347                 2(a)
                    Seventeenth           November 3, 1953                 2-25347                 2(a)
                    Eighteenth            November 8, 1954                 2-25347                 2(a)
                    Nineteenth            January 1, 1955                  2-25347                 2(a)
                    Twentieth             November 1, 1955                 2-25347                 2(a)
                    Twenty-first          November 9, 1956                 2-25347                 2(a)
                    Twenty-second         November 6, 1957                 2-25347                 2(a)
                    Twenty-third          November 4, 1958                 2-25347                 2(a)
                    Twenty-fourth         November 3, 1959                 2-25347                 2(a)
                    Twenty-fifth          November 1, 1960                 2-25347                 2(a)
                    Twenty-sixth          January 1, 1961                  2-25347                 2(a)
                    Twenty-seventh        November 7, 1961                 2-25347                 2(a)
                    Twenty-eighth         November 6, 1962                 2-25347                 2(a)
                    Twenty-ninth          November 5, 1963                 2-25347                 2(a)
                    Thirtieth             November 4, 1964                 2-25347                 2(a)
                    Thirty-first          November 2, 1965                 2-25347                 2(a)
                    Thirty-second         September 1, 1966         Form 10-K, 1966                4.10
                    Thirty-third          November 30, 1966         Form 10-K, 1966                4.10
                    Thirty-fourth         November 7, 1967          Form 10-K, 1967                4.10
                    Thirty-fifth          November 5, 1968          Form 10-K, 1968                4.10
                    Thirty-sixth          November 1, 1969          Form 10-K, 1969                4.10
                    Thirty-seventh        December 1, 1970          Form 8-K, 12/70                1
                    Thirty-eighth         November 2, 1971                 2-43131                 2(g)
                    Thirty-ninth          May 1, 1972               Form 8-K, 5/72                 1
                    Fortieth              November 7, 1972                 2-56078                 2(i)
                    Forty-first           November 7, 1973                 2-56078                 2(j)
                    Forty-second          September 10, 1974               2-56078                 2(k)
                    Forty-third           November 5, 1975                 2-56078                 2(l)


                                                    47


                    Forty-fourth          July 1, 1976              Form 8-K, 7/76                 1
                    Forty-fifth           November 1, 1976          Form 8-K, 12/76                1
                    Forty-sixth           December 1, 1977                 2-60040                 2(o)
                    Forty-seventh         November 1, 1978          Form 10-Q, 6/30/79             1
                    Forty-eighth          December 1, 1979          Form S-16, 2-65996             2(q)
                    Forty-ninth           November 1, 1981          Form 10-Q, 3/31/82             2
                    Fiftieth              December 1, 1980          Form 10-K, 1981                4(s)
                    Fifty-first           December 1, 1982          Form 10-K, 1982                4(t)
                    Fifty-second          December 1, 1983          Form 10-K, 1983                4(u)
                    Fifty-third           December 1, 1984          Form 10-K, 1984                4(v)
                    Fifty-fourth          March 1, 1985             Form 10-K, 1984                4(w)
                    Fifty-fifth           March 1, 1988             Form 10-Q, 5/12/88             4(b)
                    Fifty-sixth           October 1, 1988           Form 10-Q, 11/10/88            4(c)
                    Fifty-seventh         May 1, 1991               Form 10-Q, 8/13/91             4(d)
                    Fifty-eighth          March 1, 1992             Form 10-K, 1991                4(c)
                    Fifty-ninth           October 1, 1993           Form 10-Q, 11/12/93            4(a)
                    Sixtieth              November 1, 1993          Form 10-Q, 11/12/93            4(b)
                    Sixty-first           March 1, 1995             Form 10-Q, 5/12/95             4(a)
                    Sixty-second          September 1, 1996         Form 8-K, 9/19/96              4(f)
                    Sixty-third           April 1, 1997             Form 10-Q, 5/14/97             4(b)

      C.10 * Indenture or Deed of Trust dated as of February 1, 1923, between IES Utilities Inc. (successor to Iowa Southern Utilities Company (IS) as result of merger of IS and
                 IE) and The Northern Trust Company (The First National Bank of Chicago, successor) and Harold H. Rockwell (Richard D. Manella, successor), as Trustees (1923 Indenture) (incorporated by reference to Exhibit B-1 to File No. 2-1719)

      C.11       * Supplemental Indentures to the 1923 Indenture:

                              Dated as of            File Reference     Exhibit
                        ------------------------     ---------------    --------

                        May 1, 1940                  2-4921              B-1-k
                        May 2, 1940                  2-4921              B-1-l
                        October 1, 1945              2-8053              7(m)
                        October 2, 1945              2-8053              7(n)
                        January 1, 1948              2-8053              7(o)
                        September 1, 1950            33-3995             4(e)
                        February 1, 1953             2-10543             4(b)
                        October 2, 1953              2-10543             4(q)
                        August 1, 1957               2-13496             2(b)
                        September 1, 1962            2-20667             2(b)
                        June 1, 1967                 2-26478             2(b)
                        February 1, 1973             2-46530             2(b)
                        February 1, 1975             2-53860             2(aa)
                        July 1, 1975                 2-54285             2(bb)
                        September 2, 1975            2-57510             2(bb)
                        March 10, 1976               2-57510             2(cc)
                        February 1, 1977             2-60276             2(ee)
                        January 1, 1978              0-849               2
                        March 1, 1979                0-849               2
                        March 1, 1980                0-849               2
                        May 31, 1986                 33-3995             4(g)
                        July 1, 1991                 0-849               4(h)
                        September 1, 1992            0-849               4(m)

                        December 1, 1994             0-4117-1            4(f)

     C.12 * Indenture (For Unsecured Subordinated Debt Securities), dated as of December 1, 1995, between IES Utilities Inc. and The First National Bank of Chicago, as Trustee (Subordinated Indenture) (incorporated by reference to Exhibit 4(i) to IESU's Amendment No. 1 to Registration Statement, File No. 33-62259)

     C.13 * Indenture (For Senior Unsecured Debt Securities), dated as of August 1, 1997, between IES Utilities Inc. and The First National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4(j) to IESU's Registration Statement, File No. 333-32097)

     C.14 * The Original through the Nineteenth Supplemental Indentures of Interstate Power Company to The Chase Manhattan Bank and Carl E. Buckley and C. J. Heinzelmann, as Trustees, dated January 1, 1948 securing First Mortgage Bonds (incorporated by reference to Exhibits 4(b) through 4(t) to IPC's Registration Statement No. 33-59352 dated March 11, 1993)

     C.15 * Twentieth Supplemental Indenture of Interstate Power Company to The Chase Manhattan Bank and C. J. Heinzelmann, as Trustees, dated May 15, 1993 (incorporated by reference to Exhibit 4(u) to IPC's Registration Statement No. 33-59352 dated March 11,
                 1993)

EXHIBIT D

     Tax Allocation Agreement

EXHIBIT E

     None

EXHIBIT F

     F.1     Report of Independent Public Accountants

     F.2     Consolidating Statements of Income for the year ended December
             31, 1998

     F.3     Consolidating Balance Sheets at December 31, 1998

     F.4 Consolidating Statements of Cash Flows for the year ended December 31, 1998

     F.5     Consolidating Statements of Retained Earnings at December 31, 1998

     F.6     Supporting Schedules - Utility Plant Accounts

EXHIBIT G

     Financial Data Schedules for Interstate Energy Corporation and subsidiaries at and for the period ended December 31, 1998

EXHIBIT H

     Foreign Utility Company Organization Chart

                                    SIGNATURE


The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


Interstate Energy Corporation


By:  /s/ John E. Ebright
   ----------------------
         John E. Ebright
         Vice President - Controller

Date:  June 15, 1999

                                  EXHIBIT INDEX
                                  -------------

 Exhibits    Description
 --------    -----------

       23    Consent of Independent Public Accountants

     B.12    Bylaws of Interstate Power Company, effective as of January 20,
             1999

     B.13 Articles of Incorporation of Alliant Energy Corporate Services, Inc., dated December 8, 1997

     B.14 Articles of Amendment to Articles of Incorporation of Alliant Energy Corporate Services, Inc., effective as of January 29, 1999

     B.15 Bylaws of Alliant Energy Corporate Services, Inc., effective as of January 28, 1999

     B.16 Articles of Incorporation of Alliant Energy Resources, Inc., effective as of January 11, 1988

     B.17 Articles of Merger, Merging IES Diversified Inc. with and into Alliant Energy Resources, Inc., effective as of April 21, 1998

     B.18 Articles of Amendment to Articles of Incorporation of Alliant Energy Resources, Inc., effective as of April 23, 1998

     B.19 Articles of Amendment to Articles of Incorporation of Alliant Energy Resources, Inc., effective as of December 9, 1998

     B.20 Bylaws of Alliant Energy Resources, Inc., effective as of January 20, 1999

     D       Tax Allocation Agreement

     F.1     Report of Independent Public Accountants

     F.2     Consolidating Statements of Income for the year ended December
             31, 1998

     F.3     Consolidating Balance Sheets at December 31, 1998

     F.4 Consolidating Statements of Cash Flows for the year ended December 31, 1998

     F.5     Consolidating Statements of Retained Earnings at December 31, 1998

     F.6     Supporting Schedules - Utility Plant Accounts

     G Financial Data Schedules for Interstate Energy Corporation and subsidiaries at and for the period ended December 31, 1998

     H       Foreign Utility Company Organization Chart

     I       Foreign Utility Company Financial Statements